UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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 Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

KENNEDY-WILSON HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

KENNEDY WILSON

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

225

April 26, 2024

Dear Fellow Stockholder,

I cordially invite you to attend the 2024 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 6, 2024, at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting and details of how you can attend the meeting. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail or during the meeting as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson.

All the very best,

William J. McMorrow

Chairman and Chief Executive Officer

Kennedy Wilson / Proxy Statement 2024 / i

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (“Kennedy Wilson” or the “Company”), will be held on June 6, 2024, at 9:00 a.m. Pacific Time (the “Annual Meeting”) at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, 90212 for the following purposes:

To elect four (4) directors to the Board of Directors of the Company (the “Board of Directors”) to serve for a three-year term and until their successors are duly elected and qualified.	To vote on an advisory, non-binding proposal to approve the compensation of the Company’s named executive officers.	To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2024 fiscal year.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 16, 2024 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California 90212 during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to vote your shares online or sign, date and return the enclosed proxy promptly, or otherwise follow the instructions contained in this Proxy Statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this Proxy Statement in the mail, a return envelope is enclosed for your convenience.

We are pleased to use the rules of the Securities and Exchange Commission, or SEC, that allow us to furnish our proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability instead of paper copies of our Proxy Statement and 2023 Annual Report. The Notice of Internet Availability contains instructions on how to access these documents via the Internet. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of our proxy materials, including this Proxy Statement, our 2023 Annual Report and a proxy card. Stockholders who request paper copies of proxy materials will receive them by mail. This process will conserve natural resources and reduce the costs of printing and distributing our proxy materials to our stockholders.

By Order of the Board of Directors,

In Ku Lee

Executive Vice President, General Counsel and Secretary

Dated: April 26, 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 6, 2024.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at ir.kennedywilson.com. If you wish to receive a printed copy of the proxy materials, please follow the instructions set forth in the Notice of Internet Availability. Additional copies may be requested by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

ii/ Kennedy Wilson / Proxy Statement 2024

PROXY STATEMENT

*	Please refer to Appendix A for certain definitions, reconciliations of Non-GAAP Financial Measures and a discussion regarding forward-looking statements.

Kennedy Wilson / Proxy Statement 2024 / iii

PROXY SUMMARY

Proposal Roadmap

The following proposals will be voted on at the Annual Meeting of the Stockholders:

Proposal	Board Recommendation	For More Information

Proposal No. 1: Election of Directors

To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their respective successors are duly elected and qualified

	For each director	Page 7

Proposal No. 2: Say-on-Pay Vote To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers	For	Page 57

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2024 fiscal year

	For	Page 58

Kennedy Wilson / Proxy Statement 2024 / 1

PROXY SUMMARY

2023 Business Highlights

In 2023, Kennedy Wilson delivered across key financial and operational metrics despite a challenging interest rate and capital markets environment. Under the leadership of our Board of Directors and management team, we continued to successfully execute on our strategy and business plan, designed to drive long-term shareholder value, as highlighted by sustained growth in Baseline EBITDA and significant growth in our investment management platform. Our real estate assets under management (as defined herein) also increased to a record $25 billion and we strengthened our strategic partnerships across the globe to provide strong access to capital to take full advantage of opportunities that we source in the market. Business highlights of 2023 include:

STRONG PERFORMANCE AND

CONTINUED EXECUTION OF OUR STRATEGY*

Strong Operating Performance
8% YOY Baseline EBITDA(1) growth to $393M in 2023 versus $362M in 2022	$4.0B in investment transactions

Investment Platform Growth; Record Level of Fee-Bearing Capital and Assets Under Management
Record Level of Fee-Bearing Capital $8.4B from $5.9B in 2022	Record Level of Assets Under Management $24.5B from $23.0B in 2022	Expanded Global Debt Platform $4.9B of outstanding loans; representing 81% YOY growth

Fee-Bearing Capital (in $Billions)

Completed Largest Transaction in Company’s History

$4.1B

Off-market loan portfolio acquisition from Pacific Western Bank; Team of 40 lending professionals from Pacific Western Bank added to Company’s Global Debt Platform

Largest single transaction in Company’s history; acquired at an 8% discount on principal

*See	“2023 Performance Accomplishments” on page 31 for additional performance details
(1)

Please see Appendix A for a reconciliation of Non-GAAP measures. Adjusted EBITDA was $189.8 million for the year ended December 31, 2023, as compared to $591.5 million for the year ended December 31, 2022, primarily as a result of recording non-cash and unrealized fair value losses during the year.

2  /  Kennedy Wilson  /  Proxy Statement 2024

PROXY SUMMARY

Executive Compensation Highlights

Kennedy Wilson is a dynamic real estate investment company with a unique and global business model encompassing both a balance sheet portfolio and an investment management platform. Our executive compensation program is designed to attract and retain high caliber executives who are capable of managing our sophisticated business model and global operations. The Compensation Committee is committed to (i) evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, and (ii) ensuring that the program drives and rewards operational and financial performance that leads to strategic growth while providing significant alignment with our stockholders.

We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

Each element of compensation is determined based on thoughtful consideration by the Compensation Committee and is designed so that the program in totality supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. The effectiveness and alignment of our compensation program relative to the Company’s operating performance and the Company’s stock price is demonstrated by actual payouts received by our NEOs as further discussed in this Proxy Statement.

•	85% of our named executive officers’ compensation is variable, at risk and directly tied to the achievement of operational, financial and/or stock price performance.

•

A significant majority of our named executive officers’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all of our stock grants require our named executive officers to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our named executive officers’ interests with those of our stockholders.

•

New employment agreements were entered into which remove legacy provisions and align with current best practice, including materially reducing severance benefits and limiting the scope of qualifying terminations that trigger severance.

•

In recognition of the challenging capital markets environment, 2023 long-term incentive opportunities were decreased by 10%. Accordingly, NEO total target compensation opportunities were lower in 2023 than in 2022 as further discussed in this Proxy Statement.

•

For performance-based equity awards eligible to vest based on performance during the year ended December 31, 2023, no shares were earned by our NEOs (resulting in a total loss of approximately $42 million of compensation calculated at target values at grant date stock prices). In addition, 2023 cash bonus payouts were significantly lower than 2022 cash bonus payouts and funded approximately 20% to 40% below target payout opportunities as further discussed in this Proxy Statement.

•

To enhance direct alignment with our stockholder’s returns, added an absolute TSR metric to both our 2023 annual bonus program and 2024 performance-based equity awards, which awards will be included in the Company’s proxy statement filed next year.

•

As we continue to refine our compensation program, stockholder support for our compensation has significantly increased as evidenced by the strong support we received from our stockholders for our 2023 say-on-pay vote (93%).

See page 28 for a detailed report with respect to our executive compensation program.

Kennedy Wilson / Proxy Statement 2024 / 3

PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about April 26, 2024, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2024 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 6, 2024 at 9:00 a.m. Pacific Time, at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California 90212.

Questions and Answers About the Annual Meeting

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 16, 2024 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting.

As of the close of business on the Record Date, a total of 137,915,040 shares of common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of shares of Series A Preferred Stock are entitled to vote with the shares of common stock as a single class, and not as a separate class, on an as-converted basis. As of the close of business on the Record Date, the outstanding shares of Series A Preferred Stock were convertible into, and the holders thereof are entitled to vote in respect of, a total of 12,014,688 shares of common stock. Holders of shares of Series B Preferred Stock (“Series B Holders”) and Series C Preferred Stock (“Series C Holders”) who are also holders of our warrants issued in connection with the issuance of our Series B Preferred Stock and our Series C Preferred Stock (the “Preferred Stock Warrants”) are entitled to vote on matters presented at the Annual Meeting together with holders of shares of common stock, voting as a single class, and not as a separate class. For these purposes, each such Series B Holder or Series C Holder, as the case may be, will be entitled to vote a number of shares of common stock equal to the whole number of shares of common stock that such Series B Holder or Series C Holder (or their respective affiliates) would have been entitled to receive upon exercise of all of such Series B Holder’s or Series C Holder’s (or their respective affiliates’) Preferred Stock Warrants to acquire common stock outstanding as of the Record Date, assuming, for these purposes, that such Preferred Stock Warrants were exercised on such Record Date and settled pursuant to the physical settlement provisions of such Preferred Stock Warrants. As of the close of business on the Record Date, there were 13,043,478 shares of common stock underlying Preferred Stock Warrants outstanding and held by Series B Holders, which entitles such Series B Holders to vote in respect of a total of 13,043,478 shares of common stock. Prior to obtaining the “Requisite Stockholder Approval” (as defined in the Certificate of Designations for the Series C preferred stock), Series C holders will not have the right to vote to the extent, and only to the extent, that such right to vote would result in such holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Series C Holder, having voting power in excess of nineteen and nine tenths percent (19.9%) of the then-outstanding shares of the Company’s common stock. Therefore, as of the close of business on the Record Date, although there were 12,338,062 shares of common stock underlying Preferred Stock Warrants outstanding and held by Series C Holders, such Series C Holders are only entitled to vote in respect of a total of 6,130,532 shares of common stock. Including the voting rights of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, as of the close of business on the Record Date, a total of 169,103,738 shares of common stock were outstanding, or underlying the Series A Preferred Stock or the applicable Preferred Stock Warrants held by Series B Holders and Series C Holders, and entitled to vote at the Annual Meeting.

What am I voting on?

Proposal No. 1: To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

Proposal No. 2: To vote on an advisory, non-binding proposal to approve the compensation of the Company’s named executive officers.

Proposal No. 3: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2024 fiscal year.

Why are you making these materials available over the Internet rather than mailing them?

Under the notice and access rules of the SEC, we are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. This will help us conserve natural resources and save postage, printing and processing costs. If you received a Notice of Internet Availability of proxy materials by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet. We anticipate that we will mail the Notice of Internet Availability to our stockholders on or about May 2, 2024.

Our proxy materials are available online at https://www.cstproxy.com/kennedywilson/2024.

4 / Kennedy Wilson / Proxy Statement 2024

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How can I have printed copies of the proxy materials mailed to me?

Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability of proxy materials. Alternatively, you may request a paper copy by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

How do I vote by proxy?

If you hold shares directly as a holder of record, you may direct how your shares are voted without attending the Annual Meeting:

•	electronically over the Internet by following the procedures described in the Notice of Internet Availability; or

•	by requesting, completing and submitting a properly signed paper proxy card, as described in the Notice of Internet Availability.

If you are a beneficial owner of shares held in street name, you may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this Proxy Statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received the Notice of Internet Availability and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote during the Annual Meeting?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote during the Annual Meeting, you may vote via the Internet or by proxy, as described above. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

If I hold my shares in street name, how do I cast my vote during the meeting?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares during the Annual Meeting if you attend. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee. What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting during the Annual Meeting.

Is any special documentation required to vote during the Annual Meeting?

Although we encourage you to vote electronically over the Internet, or alternatively, by requesting, completing and submitting a properly signed paper proxy card, you can attend the Annual Meeting and vote your shares in person.

Kennedy Wilson / Proxy Statement 2024 / 5

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Each stockholder and proxy will be asked to present a valid government-issued identification, such as a driver’s license or passport, before being admitted. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee. Please also see “If I hold my shares in street name, how do I cast my vote during the meeting?” above.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions, broker non-votes and withheld votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. Proposals 2 and 3 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of Proposals 2 and 3.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024 (Proposal No. 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers for 2023 (Proposal No. 2) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal Nos. 1 and 2.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

6 / Kennedy Wilson / Proxy Statement 2024

PROPOSAL 1

Election of Directors

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to elect each of the directors standing for election at the Annual Meeting.

Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH HEREIN.

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

•	Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton in the class to stand for election in 2024;

•	Trevor Bowen, Wade Burton, Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2025; and

•	Todd Boehly, David Minella and Sanaz Zaimi in the class to stand for election in 2026.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2027, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Kennedy Wilson / Proxy Statement 2024 / 7

DIRECTORS AND EXECUTIVE OFFICERS

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. The Board of Directors believes that directors, considered as a group, should provide a mix of backgrounds, experience, knowledge and abilities, and should reflect the diversity of the Company’s stockholders, affiliates, and the communities in which we operate. The Board of Directors views diversity to include a well-rounded mix of different backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, age and personal identity. The Board of Directors believes that its current composition embodies a diverse range of viewpoints, backgrounds and skills, including with respect to age, tenure and personal identity, that align with the interests of our stockholders and puts the Company in a competitive advantage with respect to the management of its global portfolio.

The majority of our Board of Directors is independent and includes two female directors. Additionally, two members of our Board of Directors self-identify as being from an underrepresented community. Please see “ESG at Kennedy Wilson: A Commitment to Responsible Investing and Operations” for further details regarding our efforts around diversity.

Set forth below is the name, age (as of April 18, 2024) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position

William J. McMorrow	77	Chairman and Chief Executive Officer

Matt Windisch	44	President

Justin Enbody	43	Chief Financial Officer

In Ku Lee	43	Executive Vice President, General Counsel and Secretary

Michael Pegler	48	President, Kennedy Wilson Europe

Regina Finnegan	59	Executive Vice President of Global Risk Management and Human Resources

Kent Mouton	70	Director, Senior Adviser and Former General Counsel

Todd Boehly	50	Director

Richard Boucher	65	Director

Trevor Bowen	75	Director

Wade Burton	52	Director

Norman Creighton	88	Director

Cathy Hendrickson	77	Director

David A. Minella	71	Director

Sanaz Zaimi	54	Director

Stanley R. Zax	86	Director

8 / Kennedy Wilson / Proxy Statement 2024

DIRECTORS AND EXECUTIVE OFFICERS

William J. McMorrow

Chairman and Chief Executive Officer

Committees: Capital Markets

Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. From 2014 to 2017, Mr. McMorrow also served on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that was previously externally managed by a subsidiary of the Company. Mr. McMorrow received his B.S. degree in Business as well as his M.B.A. from the University of Southern California, where he serves as a Trustee. He helped launch the Performance Science Institute at the USC Marshall School of Business and established the Military Veterans Initiative, “With Your Shield,” which helps student veterans earn a USC degree and find employment. Mr. McMorrow has also endowed student housing in the USC Village as well as the Neighborhood Academic Initiative to provide a pathway for thousands of students in east and south LA to earn a college degree. In 2018, Mr. McMorrow received USC’s highest alumni honor, the Asa V. Call Alumni Achievement Award. Mr. McMorrow’s other philanthropic interests include supporting Loyola High School, which honored him with the Cahalan Award for Distinguished Alumni and where he served on the Board of Regents. He is also involved with the Navy SEAL Foundation, where he served as a board member until January 2021, as well as City of Hope, which honored him in 2014 at its Spirit of Life Celebration. In 2015, he was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland, and in 2017, he received the Ellis Island Medal of Honor. The Congressional Medal of Honor Foundation recognized Mr. McMorrow with the Circle of Honor award in 2019 for his contributions to our Nation, and for representing the Foundation’s principles of courage, sacrifice and patriotism. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Matt Windisch

President

Mr. Windisch is President of the Company. He has held this position since 2023. Prior to his role as President, Mr. Windisch served as Executive Vice President of the Company since 2012. Mr. Windisch joined the Company in 2006 and spearheads strategic planning for the Company and the Company’s public and private capital market activities. Mr. Windisch also has responsibility for growing the Company’s investment management business, including the Company’s credit platform. He manages third-party capital raising for the Company and maintains many of the Company’s key investor and banking relationships. Matt has over two decades of experience in real estate investment across the globe. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Justin Enbody

Chief Financial Officer

Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance for the Company, including strategic planning, accounting, tax, information technology, financial reporting and elements of risk management. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a vice president with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody serves as a trustee for the Greater Los Angeles Zoo Association. Mr. Enbody received a B.A. from the University of California at Santa Barbara.

Kennedy Wilson / Proxy Statement 2024 / 9

DIRECTORS AND EXECUTIVE OFFICERS

In Ku Lee

Executive Vice President, General Counsel and Secretary

Mr. Lee is Executive Vice President, General Counsel and Secretary of the Company. He has held the Executive Vice President position since 2023 and the General Counsel position since 2024. Prior to his role as Executive Vice President and Secretary, Mr. Lee served as Senior Vice President, Deputy General Counsel and Secretary since he joined the Company in 2013. Mr. Lee heads all of the Company’s legal, corporate governance and public company regulatory matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, real estate transactions and separate account platforms. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

Michael Pegler

President, Kennedy Wilson Europe

Mr. Pegler is President of Kennedy Wilson Europe. He has held this position since 2023. Prior to his role as President of Kennedy Wilson Europe, Mr. Pegler served as the Company’s Head of UK Business from 2019 until 2023. Mr. Pegler served as the Head of Asset Management for Europe upon joining the Company in 2013 to 2019. Mr. Pegler oversees all aspects of the Company’s European business operations. Prior to joining Kennedy Wilson, Mr. Pegler served as a managing director at The Blackstone Group in their real estate group, working primarily on opportunistic funds and investments across Europe and across all asset types with a particular focus on the UK Market. Prior to The Blackstone Group, Mr. Pegler was an associate at Deloitte UK. Mr. Pegler received his B.A. (Honours) in Economics and Politics from University of Sheffield and he is a member of the Institute of Chartered Accountants of England and Wales.

Regina Finnegan

Executive Vice President of Global Risk Management and Human Resources

Ms. Finnegan is Executive Vice President of Global Risk Management and Human Resources of the Company. She has held this position since 2017. Ms. Finnegan oversees risk management and insurance programs for all operational, real estate ownership and development risks related to the Company’s global portfolio. Ms. Finnegan is also responsible for all human resources matters at the Company, including recruiting, developing, motivating and directing all of the Company’s employees worldwide. Prior to joining Kennedy Wilson, Ms. Finnegan served as an executive vice president at Willis Towers Watson, where she was responsible for overseeing the real estate, hospitality and gaming practice across the west coast and managed clients across all real estate classes including multifamily, office, industrial, retail, hospitality and gaming. Ms. Finnegan serves on the Executive Committee of the University of Southern California Lusk Center for Real Estate and is a CAP Mentor for the Marshall School of Business at the University of Southern California. Ms. Finnegan received her B.S. in City/Urban, Community and Regional Planning from the University of Southern California.

10 / Kennedy Wilson / Proxy Statement 2024

DIRECTORS AND EXECUTIVE OFFICERS

Kent Mouton

Director, Senior Adviser and Former General Counsel

Committees: None

Mr. Mouton is Senior Adviser of the Company and also serves on our Board of Directors. Prior to his position as Senior Adviser, Mr. Mouton served as General Counsel from 2011, upon joining the Company, through March 2024. As Senior Adviser, Mr. Mouton provides the Company with advice and guidance on real estate transactional and operating matters. Mr. Mouton also has served as a director of the Company since 1995. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a B.A. in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

Todd Boehly

Director

Committees: Capital Markets

Mr. Boehly has served as a director of the Company since 2020. Mr. Boehly serves as the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge Industries”). Eldridge Industries and its affiliates have made investments in over 70 operating businesses, including Security Benefit, of which Mr. Boehly is Chairman, A24, Fulwell 73, and Penske Media, which includes The Hollywood Reporter, Variety, Billboard, Rolling Stone, Vibe, Music Business Worldwide, dick clark productions, Life is Beautiful, and the investment in South by Southwest. Mr. Boehly is Chairman and owner of Chelsea Football Club and an owner of the Los Angeles Dodgers, the Los Angeles Lakers, the Los Angeles Sparks and Cloud9. He is on the boards of the Los Angeles Lakers, Flexjet, PayActiv, CAIS, Chelsea Football Club, Cain International, and Vivid Seats (NASDAQ: SEAT). Mr. Boehly was formerly on the boards of Truebill, which was sold to Rocket Mortgage, and DraftKings. Prior to founding Eldridge Industries, Mr. Boehly was President of Guggenheim Partners and founded the credit business at Guggenheim. He received his B.B.A. from The College of William & Mary and The Milken Center for Advancing the American Dream, where he later founded The Boehly Center for Excellence in Finance, and studied at the London School of Economics. Mr. Boehly supports epilepsy research, Focused Ultrasound Foundation, Prostate Cancer Foundation, Brunswick School, and The College of William & Mary. Mr. Boehly was appointed to the Board of Directors in connection with a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company, both affiliates of Eldridge Industries, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly was selected to serve as a member of our Board of Directors because of his significant experience in the financial industry, particularly relating to investment strategies and operating businesses and his deep understanding of global capital and financial markets.

Kennedy Wilson / Proxy Statement 2024 / 11

DIRECTORS AND EXECUTIVE OFFICERS

Richard Boucher

Director

Committees: Capital Markets (Chair) and ESG (Chair)

Mr. Boucher has served as a director of the Company since 2018. Mr. Boucher served as Group Chief Executive Officer and Executive Director of the Bank of Ireland Group from February 2009 until his retirement in October 2017. Mr. Boucher joined the Bank of Ireland Group in 2004 where he also served as the Chief Executive of Retail Financial Services Ireland and as the Chief Executive for Corporate Banking. Prior to joining the Bank of Ireland Group, Mr. Boucher served as Regional Managing Director for Corporate Banking, London and South East England for the Royal Bank of Scotland. From 2017 to May 2019, Mr. Boucher served as a member of the board of directors of Atlas Mara plc (LSE: ATMA), a financial services company that operates in Africa. During that time, Mr. Boucher also served as the chairman of Atlas Mara’s renumeration committee and as a member of the risk and audit committees. Since 2018, Mr. Boucher has also served as a member of the board of directors of CRH plc (LSE: CRH), an international building materials company and since January 2020, Mr. Boucher has served as the chairman of CRH plc’s board. In October 2020, Mr. Boucher also joined as a member of the board of directors of ClonBio Group Limited, a renewable energy business, and has served as chairman of ClonBio Group Limited since April 2021. Mr. Boucher also currently serves as a member of CRH plc’s renumeration, risk and acquisition committees. Since 2017, Mr. Boucher has served as a member of the board of directors of Eurobank Ergasia SA (Athens: EUROB), a Greek bank, and has also served as the chairman of its risk committee and as a member of its audit committee. Mr. Boucher received his B.A. (Mod) in Economics from Trinity College. Mr. Boucher was selected to serve as a member of our Board of Directors because of his significant experience in business transactions in Europe and his deep understanding of the global capital and financial markets.

Trevor Bowen

Director

Committees: Audit, Capital Markets and ESG

Mr. Bowen has served as a director of the Company since 2018. Mr. Bowen served as a director and part owner of Principle Management Limited, an entertainment management company, from 1996 to 2013. Prior to joining Principle Management Limited, Mr. Bowen served as a partner at KPMG Ireland for 11 years with responsibility for KPMG Ireland’s banking practice. From 2018, Mr. Bowen also served as a member of the board of directors of Ceiba Investments Ltd. (LSE: CBA), an investment company, and has also served as the chairman of its audit committee. From October 2020 to October 2022, Mr. Bowen served as Chairman of Round Hill Music Royalty Fund Limited (LSE: RHM.L), a music publishing company focused on investing in music copyrights, that achieved full listing on the London Stock Exchange in July 2022. Mr. Bowen resigned from Round Hill’s board in October 2022. From 2004 to 2013, Mr. Bowen served as a member of the board of directors of Ulster Bank and also served on its risk committee. From 2009 to 2011, Mr. Bowen served as a member of the board of directors of Readymix plc, a building materials company. Mr. Bowen received his B.B.S. in Business from Trinity College Dublin. Mr. Bowen was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession and his extensive and diverse background in business transactions in Europe.

Wade Burton

Director

Committees: None

Mr. Burton has served as a director of the Company since 2022. Mr. Burton is the President and Chief Investment Officer of Hamblin Watsa Investment Counsel Ltd. (“HWIC”), a wholly-owned subsidiary of Fairfax Financial Holdings Limited (“Fairfax”), a provider of global investment management services solely to the insurance and reinsurance subsidiaries of Fairfax. Fairfax is a Canadian holding company which, through its subsidiaries, is primarily engaged in property and casualty insurance and reinsurance and the associated investment management. Mr. Burton also currently serves as a member of Fairfax’s Executive Committee and is a member of the board of directors of Eurolife FFH Insurance Holdings, a Greek insurance holding company, where he also serves on the audit, remuneration and nomination, and risk, asset-liability and investment management committees. He is also a member of the board of directors of Avante Logixx Inc, a provider of technology-enabled security. Mr. Burton, a Chartered Financial Analyst (CFA), received his B.A from the University of Western Ontario and has completed the Graduate Finance Program at McGill University, the Canadian Securities Course, the Canadian Futures Course and the Canadian Options Couse. Mr. Burton was selected to serve as a member of our Board of Directors because of his extensive experience in the financial and investment management industries along with his deep understanding of global capital and financial markets.

12 / Kennedy Wilson / Proxy Statement 2024

DIRECTORS AND EXECUTIVE OFFICERS

Cathy Hendrickson

Director

Committees: Compensation and Nominating (Chair)

Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high-level executive in the banking and financial industries.

Norman Creighton

Director

Committees: Audit, Compensation (Chair) and Nominating

Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 to 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.

David A. Minella

Director (Lead Independent)

Committees: Audit (Chair), Compensation, Nominating and Capital Markets

Mr. Minella has served as a director of the Company since 2009. Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Kennedy Wilson / Proxy Statement 2024 / 13

DIRECTORS AND EXECUTIVE OFFICERS

Sanaz Zaimi

Director

Committees: ESG

Ms. Zaimi has served as a director of the Company since 2018. Ms. Zaimi served as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”) and as CEO of BofA Securities Europe S.A., BofAML’s EU broker-dealer, and Country Executive for France until the end of 2021. While at BofAML, Ms. Zaimi sat on a number of BofAML’s senior executive committees globally, including the Management Committee and Operating Committee at Bank of America, the Global Banking and Markets (GBAM) Management Committee, the GBAM Global Reputation Risk Committee and the firm’s Global Environment, Social and Governance (ESG) Committee and she actively promoted BofAML’s commitment to diversity and inclusion. She joined BofAML in 2010 from Goldman Sachs, where she was a partner, and previously held positions at Deutsche Bank and Smith Barney. Ms. Zaimi has extensive industry knowledge, with over two decades of experience in financial markets. Ms. Zaimi served as an Executive Director on the Board of Merrill Lynch International (MLI). She also served as a founder member of the industry’s FICC Market Standards Board (FMSB) until May 2017. Ms. Zaimi holds a degree in Economy and Finance and a Masters of Philosophy in Finance from Paris-Sorbonne University, and she personally supports a number of philanthropic organizations focusing on women and children. Ms. Zaimi was selected to serve as a member of our Board of Directors because of her significant experience in business transactions in Europe and her deep understanding of the global capital and financial markets.

Stanley R. Zax

Director

Committees: Audit, Capital Markets and Compensation

Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from 1977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016 and The Center for The Study of the Presidency and Congress in Washington, D.C. until 2017. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. Mr. Zax served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a J.D. in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

14 / Kennedy Wilson / Proxy Statement 2024

DIRECTOR COMPENSATION

In 2023, each non-employee director received an annual retainer fee of $150,000. The chairpersons of the audit committee, compensation committee, nominating committee, capital markets committee and ESG committee received additional annual retainer fees of $20,000, $10,000, $10,000, $10,000 and $10,000, respectively. During 2023, non-employee directors received annual equity awards in the form of 11,000 shares of restricted stock units that vest over a three-year period, subject to continued service as a non-employee director through the applicable vesting date.

The following table provides compensation information for the fiscal year ended December 31, 2023 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation	Total

Todd Boehly	$150,000	$179,190	$ —	$329,190

Richard Boucher	170,000	179,190	—	349,190

Trevor Bowen	150,000	179,190	—	329,190

Wade Burton	150,000	179,190	—	329,190

Norman Creighton	160,000	179,190	—	339,190

Cathy Hendrickson	160,000	179,190	—	339,190

David Minella	170,000	179,190	—	349,190

Sanaz Zaimi	150,000	179,190	—	329,190

Stanley Zax	150,000	179,190	—	329,190

(1)

Messrs. McMorrow and Mouton did not receive any director fees during 2023. Ms. Mary Ricks, the Company’s former President, who retired from the Company and the Board of Directors in September 2023, also did not receive any director fees during 2023.

(2)

The amounts in this column reflect the aggregate grant date fair value of an award of 11,000 shares of restricted stock units granted to our non-employee directors in 2023, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 14 of the Company’s financial statements for the fiscal year ended December 31, 2023 contained in the Company’s annual report on Form 10-K. The aggregate number of restricted stock units and shares of restricted stock outstanding at December 31, 2023 for each of our non-employee directors is set forth in the table below. Each award of restricted stock and each award of restricted stock units held by our non-employee directors will vest with respect to 33% of the restricted stock or restricted stock units on each of the first through third anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board of Directors by reason of death or disability. The Company also maintains a non-employee director retirement policy pursuant to which, upon a non-employee director’s retirement (as determined by the Board of Directors), his or her then-outstanding equity awards will vest in full (to the extent then-unvested).

Mr. Boehly	19,334

Mr. Boucher	19,334

Mr. Bowen	19,334

Mr. Burton	21,000

Mr. Creighton	19,334

Ms. Hendrickson	19,334

Mr. Minella	19,334

Ms. Zaimi	19,334

Mr. Zax	19,334

Kennedy Wilson / Proxy Statement 2024 / 15

CORPORATE GOVERNANCE AND BOARD MATTERS

We believe a company’s reputation for integrity and responsibly serving its stockholders is of critical importance. Kennedy Wilson’s corporate governance structure is designed to cohesively promote principled actions, support informed and effective decision-making and provide appropriate monitoring and oversight, thereby helping us to continue to build and maintain public trust in the Company. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance to assure that the long-term interests of stockholders are being served. As of December 31, 2023, our Board of Directors consisted of a total of eleven members.

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, as of December 31, 2023, our Board of Directors determined that the following nine members are independent under Section 303A.02 of the listing standards of NYSE: Todd Boehly, Trevor Bowen, Richard Boucher, Wade Burton, Norman Creighton, Cathy Hendrickson, David Minella, Sanaz Zaimi and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.

In recommending to our Board of Directors that each non-employee director be found independent, our Nominating Committee reviewed and considered the following relationship over the past three fiscal years:

•

Mr. Boehly is the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries. The Company is party to a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company (collectively, the “Purchasers”), both affiliates of Eldridge Industries, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Also, Mr. Boehly, directly or indirectly has an excess of 10% equity interest in each of the Purchasers, Eldridge Industries, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Industries Entities”), some of which are involved in transactions with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to certain of the Eldridge Industries Entities or certain of the Eldridge Entities may make to the KW Entities. Additionally, certain Eldridge Industries Entities hold approximately $37 million in aggregate principal amount of a combination of our 4.75% senior notes due 2029 and our 5.00% senior notes due 2031 (collectively, the “Bonds”).

•

Mr. Burton is the President and Chief Investment Officer of HWIC, a wholly-owned subsidiary of Fairfax. As of April 16, 2024, Fairfax and certain of its affiliates held approximately 13 million shares of the Company’s common stock, 300,000 shares of the Company’s 4.75% Series B Cumulative Perpetual and Preferred Stock (the “Series B Preferred Stock”), in addition to approximately 13 million warrants associated with such Series B Preferred Stock, and 200,000 shares of the Company’s 6.00% Series C Cumulative Perpetual and Preferred Stock (the “Series C Preferred Stock”), in addition to approximately 12 million warrants associated with the Series C Preferred Stock as further described below. On March 8, 2022, the Company issued to certain affiliates of Fairfax (i) 300,000 shares of Series B Preferred Stock and (ii) 13,043,478 warrants to purchase 13,043,478 shares of common stock of the Company for gross proceeds of $300 million. HWIC

16 / Kennedy Wilson / Proxy Statement 2024

CORPORATE GOVERNANCE AND BOARD MATTERS

served as the investment manager for each Fairfax purchaser under the Securities Purchase Agreement. On June 16, 2023, the Company issued to certain affiliates of Fairfax (i) 200,000 shares of Series C Preferred Stock and (ii) 12,338,062 warrants to purchase 12,338,062 shares of common stock of the Company for gross proceeds of $200 million. HWIC served as the investment manager for each Fairfax purchaser under the Securities Purchase Agreement. Additionally, certain Fairfax entities (the “Fairfax Entities”) and KW Entities are also party to certain real estate and real estate debt transactions that may involve various fees and interest payments which the KW Entities may make to the Fairfax Entities or the Fairfax Entities may make to the KW Entities.

•

Ms. Zaimi was formerly the Head of Global Fixed Income, Currencies and Commodities Sales at BofAML, which provides credit and other commercial banking services to the Company. BAML also served as a financial adviser to the Company in connection with its acquisition of Kennedy Wilson Europe Real Estate plc in 2017.

All matters relating to the abovementioned relationships fall within the standards set forth in our Corporate Governance Guidelines, including the monetary thresholds set forth in the guidelines. This matter is more fully discussed below under “Certain Relationships and Related Transactions.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, health and safety (including risks associated with contagious viruses and pandemics), employment, cybersecurity, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board of Director’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board of Directors, which we believe is critical to effective governance. Our Board of Directors appointed David Minella as our lead independent director. As discussed below, Mr. Minella serves as the chair of all executive sessions of our non-management directors.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing, financial reporting, IT matters (including cybersecurity and related matters) and maintaining effective internal controls for financial reporting. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Capital Markets Committee oversees risks related to the Company’s capital market activities, foreign currency exposure and debt. The ESG Committee oversees the Company’s ESG responsibilities and commitments and is responsible for formulating procedures for implementing its ESG policy.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee, a Capital Markets Committee and an ESG Committee.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements, including with respect to information technology, cybersecurity, data protection and data privacy risks and discussing the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Kennedy Wilson / Proxy Statement 2024 / 17

CORPORATE GOVERNANCE AND BOARD MATTERS

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met twelve times during 2023. The Company does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee during 2023 were David Minella (chairperson), Norman Creighton, Trevor Bowen and Stanley Zax. The Board added Mr. Bowen as a member of the Audit Committee in February 2023. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that Messrs. Minella, Bowen, Creighton and Zax are “audit committee financial experts”, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The members of the Compensation Committee during 2023 were Norman Creighton (chairperson), Cathy Hendrickson, David Minella and Stanley Zax. The Compensation Committee met eleven times during 2023. Each of the above-listed Compensation Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs, in addition to general oversight of the Company’s human capital management practices. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Second Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee during 2023 were Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the above-listed Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met three times during 2023. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high-quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Capital Markets Committee

The Board of Directors formed the Capital Markets Committee in January 2019. The members of the Capital Markets Committee during 2023 were Richard Boucher (chairperson), Todd Boehly, Trevor Bowen, William J. McMorrow, David

18 / Kennedy Wilson / Proxy Statement 2024

CORPORATE GOVERNANCE AND BOARD MATTERS

Minella and Stanley Zax. A majority of the members of the Capital Markets Committee are independent members of the Board of Directors. The Capital Markets Committee met five times during 2023. The Capital Markets Committee operates under a written charter. The Capital Markets Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Capital Markets Committee is to provide assistance to the Board of Directors of the Company in monitoring and overseeing the policies and activities of the Company and its subsidiaries relating to the Company’s capital markets activities, including equity and debt offerings. As set forth in the Capital Markets Committee charter, in discharging its responsibilities and duties, among other things, the Capital Markets Committee: (i) reviews management’s plans and recommendations with respect to public equity and debt offerings and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company, (ii) reviews management’s plans and recommendations with respect to corporate mergers and acquisitions and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company; and (iii) unless otherwise specified by the Board of Directors, acts as the pricing or special committee for all public equity and debt offerings to be undertaken by the Company or acts as the transaction committee for all corporate mergers and acquisition transactions to be taken by the Company.

ESG Committee

The Board of Directors formed the Environmental, Social and Governance (ESG) Committee in August 2022. The members of the ESG Committee during 2023 were Richard Boucher (chairperson), Trevor Bowen, Mary Ricks (until Ms. Ricks’ retirement in September 2023) and Sanaz Zaimi. Upon Ms. Ricks’ retirement from the Board of Directions, all of the members of the ESG Committee are independent members of the Board of Directors. The ESG Committee met four times during 2023. The ESG Committee operates under a written charter. The ESG Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the ESG Committee is to provide assistance to the Board of Directors of the Company in overseeing the Company’s environmental, social and governance (“ESG”) strategies, initiatives and policies. As set forth in the ESG Committee charter, in discharging its responsibilities and duties, among other things, the ESG Committee: (i) oversees and reviews the Company’s ESG strategies, initiatives and policies, including the Company’s ESG-related reporting and disclosures, and updates thereto; (ii) oversees and reviews periodic updates from the Company’s Global ESG Committee on material ESG matters, including progress toward key ESG objectives and overall ESG performance; and (iii) in conjunction with the Compensation Committee, oversee and review the Company’s culture and human capital management strategy, initiatives and policies, including the Company’s inclusion, diversity and equity efforts, and, in conjunction with the Audit Committee, oversee the Company’s risk management and oversight programs and performance related to material ESG matters affecting the Company.

Meetings of the Board of Directors; Executive Sessions

In 2023, the Board of Directors held ten meetings and no director that held such position during 2023 attended fewer than 75%, of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which a director served on. The Board of Directors also holds regular executive sessions of the non-employee members of the Board of Directors as discussed in further detail below. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Eleven members of our Board of Directors attended our 2023 Annual Meeting that we held in June 2023.

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is David Minella. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Kennedy Wilson / Proxy Statement 2024 / 19

CORPORATE GOVERNANCE AND BOARD MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2023, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2022, we believe that, during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

20 / Kennedy Wilson / Proxy Statement 2024

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

Kennedy Wilson’s approach to ESG aligns with its business strategy to maximize the inherent value of our assets and by striving to deliver long-term social, environmental, and economic value across our portfolio and to our key stakeholders. We aim to integrate ESG factors into key business processes, underpinned by a measure, manage, and monitor approach framed by our four ESG pillars most relevant to our business: optimizing resources, creating great places, building communities and operating responsibly. Details of this framework can be found on our corporate website (https://www.kennedywilson.com/corporate-responsibility) (this website address is not intended to function as a hyperlink, and the information contained in, or accessible from, our website is not intended to be a part of this filing).

We believe that strong governance is the foundation for delivering on our social and environmental initiatives. Kennedy Wilson’s Board of Directors’ ESG Committee oversees the Company’s ESG program, including the Company’s ESG opportunities and risk management strategies. The ESG Committee is also responsible for overseeing Kennedy Wilson’s management-level “Global ESG Committee.” The Company’s Global ESG Committee manages the Company’s ESG responsibilities and commitments and is responsible for formulating and implementing procedures and priorities to deliver the Company’s ESG strategy.

We strive to manage ESG factors, both opportunities and risks, at the corporate, fund/joint venture and individual assets level, with the goal of integrating procedures across various stages of our investment process. We have in place a robust governance framework. Our policies can be reviewed on our corporate website and cover guidelines and rules regarding ESG, anti-discrimination, anti-harassment, non-retaliation, human trafficking and slavery, fraud prevention, data security and data privacy. For more information regarding our ESG program, please review our annual ESG report which can be found on our website.

Recognizing the global movement around improving work-life balance, accessibility and wellness, our purposeful developments and construction activity focuses on creating great places that benefit the local community, enhance the lives of our residents, and enable our commercial tenants to stay relevant to attract and retain the best talent possible. Our focus on creating great places goes beyond good design and extends to our focus on creating offices and homes that promote spaces for social interaction and exercise, as well as public spaces to connect with the community. Also, where relevant, we protect heritage aspects of our buildings to create a shared sense of cultural well-being.

We believe the success of the communities surrounding our assets is intrinsic to the financial success of our business. We aim to build and strengthen local communities and engage socially, wherever possible. We do this through building community spaces that are engaging, stakeholder-oriented and culturally sensitive, as well as through charitable giving and collaborating with partners. Our philanthropic efforts are directed through the Kennedy Wilson Charitable Foundation, a 501(c)(3) non-profit corporation, which awarded approximately $2.4 million in grants and gifts to qualifying nonprofit, civic or educational public charities in 2023. The committee that approves distributions from the Foundation includes an independent member of the Board of Directors.

Recognizing the considerable need for affordable, high-quality housing across the West Coast, Kennedy Wilson’s joint venture with Vintage Housing provides affordable housing for residents that make 30% to 60% of the area’s median income. The joint venture, launched in 2015 with a portfolio of 5,500 units, provides long-term living solutions for qualified working families and active senior citizens, coupled with community services and modern amenities. The Vintage Housing platform is expected to grow to approximately 12,000 units in the next several years.

We operate responsibly to ensure business-wide transparency and accountability, with a clear focus on empowering people and providing a healthy work environment for our employees. In addition to providing significant employee benefits and training opportunities, we strive to maintain a diverse corporate culture, promoting equality across gender, socio- economic backgrounds, education, and ethnicity. This allows for better representation of viewpoints, historical perspective and can bring new, fresh ideas to all levels of the Company. Understanding the importance of ensuring all individuals are compensated equitably for similar work and have an equal opportunity to contribute and advance in the workplace, we engage an independent firm to regularly analyze compensation and identify pay bias. In 2023, results did not identify meaningful gender pay gaps for individuals in similar roles.

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. Our Board of Directors brings valuable market knowledge, representing significant expertise in real estate, banking, financial services, accounting and auditing, insurance, and law. The Company benefits from the different perspectives offered by the Board of Directors, which includes directors of varying ages and ethnicities, who hail from geographies across the United States and Europe that align with our global portfolio.

Kennedy Wilson / Proxy Statement 2024 / 21

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

ESG AT A GLANCE

Environmental

100%	100%	6 million	100%
Portfolio in Utility Measurement Program(1)	European Electricity from Renewable Sources(2)	Square Feet Sustainably Certified(3)	Portfolio with Building Ratings(4)

Social

11,971	$6.9 million	$2.4 million
Affordable Housing units completed and currently under stabilization, development or undergoing entitlements in the Western U.S.	Investment in Historically Significant properties in 2023	Kennedy Wilson Charitable Foundation Donations in 2023

(1)	Includes properties in Kennedy Wilson’s directly managed global portfolio
(2)	Electricity procured by Kennedy Wilson within directly managed European portfolio
(3)	Includes LEED, Green Globe, BREEAM, WIRED, Fitwel, ENERGYSTAR Certifications
(4)	Includes U.S. Energy Star and European Energy Performance Certificates

Governance

No meaningful gender pay gaps	18% Women on our Board of Directors	6 New Directors Since 2018
Identified in 2023 annual gender pay bias study

Lead independent director with well-defined role and responsibilities	Regular executive sessions of independent directors	Active and responsive shareholder engagement	Annual “Say on Pay” vote

Board of Directors and Senior Management stock ownership policy	Strict anti-hedging and anti-pledging policies	Broad compensation clawback policy (cash and equity)	Independent gender pay gap analysis on a regular basis

22 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this Proxy Statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our named executive officers (“NEOs”) for fiscal year 2023, as determined under applicable SEC rules. For the fiscal year ended December 31, 2023, our NEOs and their titles were as follows:

Named Executive Officer	Title

William J. McMorrow	Chairman and Chief Executive Officer

Matt Windisch	President

Justin Enbody	Chief Financial Officer

In Ku Lee	Executive Vice President, General Counsel and Secretary

Kent Mouton(1)	Senior Adviser, Former General Counsel

Mary Ricks(2)	Former President

(1)	Mr. Mouton served as the Company’s Executive Vice President, General Counsel until April 1, 2024.
(2)	Ms. Ricks retired from the Company effective September 29, 2023 and has served as a consultant to the Company since her retirement.

The Compensation Discussion and Analysis includes the following sections:

Executive Summary — Summarizes the key factors and considerations in establishing our executive compensation program

Executive Compensation Objectives and Review Process — Outlines our compensation philosophy and the objectives and roles of each of the Compensation Committee and Chief Executive Officer (“CEO”) in determining the compensation for our NEOs

Fiscal Year 2023 Compensation — Discusses the performance factors and specific compensation decisions for fiscal year 2023

Elements of Compensation — Provides a more detailed description of each element of our executive compensation program and the considerations reviewed in assessing each element

Tax, Accounting and Other Considerations — Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program

Kennedy Wilson / Proxy Statement 2024 / 23

EXECUTIVE COMPENSATION

Executive Summary

Our Distinctive Global Public Company Real Estate Business Model

Kennedy Wilson has experienced transformative growth and has established itself as a global real estate investment company with a unique business model specializing in multifamily, industrial and office properties located primarily in the Western U.S., U.K. and Ireland. In addition to owning and managing real estate assets, we have a growing global investment management platform and a global debt platform primarily focused on construction lending secured by high-quality multifamily and student housing properties throughout the United States. Unlike traditional public real estate companies, we not only own, operate and invest in multi-family and commercial real estate properties, we also engage in more complex real estate activities through our investment management platform.

Two Key Investment Segments

Consolidated Portfolio	Co-Investment Portfolio

• Permanent capital vehicle focused on maximizing property cash flow • Targeting wholly-owned investments with accretive asset management opportunities • Longer-term hold period

• Complementary platform generating recurring asset management fees and promotes

• Includes real estate and loan investments with strategic partners and commingled fund business

• Primary investors include:

• insurance companies

• sovereign wealth fund

• public and private pension plans

• family office and private equity clients

• Kennedy Wilson’s weighted average ownership in co-investment portfolio was 40% as of December 31, 2023

Traditional REITs Do Not Provide a True Comparison to Kennedy Wilson

While it may initially appear that REITs that hold investments in similar asset classes are the closest comparison to us, our global operations, diverse investment philosophy, significant strategic capital platforms and investment management business, as well as our global debt platform, differentiates us from most REITs. Instead, we directly compete with a combination of private equity real estate companies, investment banks and sophisticated family offices, among others, in terms of deal sourcing, accessing third-party capital and the recruitment of talent. Many of these companies are privately-held or have a real estate platform that is one operating segment where compensation information is not publicly disclosed and not available to directly compare the compensation of our NEOs to that of our closest competitors.

	Kennedy-Wilson Holdings, Inc.	Traditional Publicly-Traded Real Estate Company Business Model	Private Equity Real Estate Firms

Source and use strategic third-party capital to operate a fund and separate account business to invest in opportunistic and value-add investments

Operate on a global scale

Invest in a diverse array of property types

Engage in significant development and redevelopment activity

Local operating teams

Legend:     Fully Engage      Partially Engage     Minimally Engage

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EXECUTIVE COMPENSATION

Assets Under Management and Revenue + Other Income Reflect Our Actual Scope of Operations

Additionally, size-based comparisons generally utilized to establish peer groups are inappropriate for Kennedy Wilson:

Commonly Used Size Comparison	Limitations of Metric as it Applies to KW’s Business	What We Believe is a Better Size Comparison

Revenue (GAAP)

• KW owns, operates and develops high-quality real estate across growing markets in the Western United States, the United Kingdom and Ireland with the objective of generating long-term risk-adjusted returns for our shareholders and our partners.

• For the year ended December 31, 2023, our 259 employees managed a total of $24.5 billion of Real Estate Assets Under Management (“AUM”) which includes 37,644 multifamily units (including 3,824 units under lease up or in process of being developed), 11.4 million industrial square feet, 10.9 million office square feet, 3.0 million retail square feet (including 2.3 million square feet under lease up or in process of being developed),$1.8 billion of development, residential and other and $4.9 billion unpaid principal balance under our global debt platform.

• The $22.8 billion of operating properties within our AUM as of December 31, 2023 produced total revenue of $1.8 billion (KW’s share of which was $736.0 million) and the revenue generated from our recurring asset management fees and other investments during the same period was $88.0 million.

• In addition, as of December 31, 2023, we held interests in 101 real estate loans in our global debt platform, with an aggregate unpaid principal balance of $4.9 billion, 85% of which have floating interest rates (with an average interest rate of 9.4% per annum).

• Comparing our reported GAAP revenues could distort the relative size of KW to other organizations, especially REITs.

KW’s Share of Revenue from its Operating Properties and Other Investments and Recurring Management Fees of $824.0 million – We believe that KW’s share of revenue from its operating properties ($736.0.0 million) and the revenue that it generates from other investments and recurring asset management fees ($88.0 million) would give a more like-for-like revenue amount of $824.0 million

Equity Market Capitalization

• We invest cash from our own balance sheet, but also have a robust separate accounts business and fund management business that produces meaningful levels of base management and performance fees, in addition to providing us with the equity to invest across the globe.

• Our NEOs actively manage all our real estate across the globe and investments from all our capital sources, including equity contributed by institutional investors into our investment platforms.

Assets Under Management (AUM) of $24.5 billion – Represents the full scope of our operations

In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that would reflect the Company’s complex business model and global scope when viewed in totality. Our peer group includes

Kennedy Wilson / Proxy Statement 2024 / 25

EXECUTIVE COMPENSATION

select asset managers who engage in meaningful real estate activity and more sophisticated REITs that either operate globally, use significant strategic capital, and/or actively develop properties. Details of our use peer group data is on page 30.

Program Alignment with Our Distinctive Business Model; Evolution of Our Compensation Program and Responsiveness to Stockholders

Our Compensation Committee, in consultation with its independent compensation consultant, has sought to create a compensation program that (i) provides long-term incentives that are strongly aligned with the long-term interests of our stockholders; (ii) provides our executive officers with short- and long-term incentives that directly support our strategic business plan and recognizes our unique public-company business model; (iii) reflects feedback from our ongoing stockholder engagement; (iv) emphasizes the importance of pay transparency; and (v) provides competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations. An overview of the elements of our compensation program and the key factors considered by the Compensation Committee in the establishment of our 2023 NEO compensation program include:

Component	Description	Key Factors Considered

Base Salary	• Provides a fixed level of cash compensation to attract and retain talented executives based on duties, experience and internal pay equity	• Provide periodic adjustments to NEO salaries upon a change in responsibilities, exceptional performance and/or to align with comparative market data

Annual Cash Bonus

• Formulaic calculation tied to the achievement of:

• Growth in Annual NOI plus Recurring Investment Management Fees (30%)

• Recurring Cash Flow (30%)

• Absolute Total Shareholder Return (20%)

• Other Key Performance Factors, including ESG initiatives, strengthening relationship with strategic partners, among other key strategic priorities (20%)

• Kennedy Wilson uses a formulaic structure that is based 80% on objective financial goals, which is consistent with best practice and provides our stockholders with useful transparency.

• We select metrics that reflect the cash generated for our stockholders from all our income sources and use rigorous goals that require meaningful growth, including adding absolute TSR as a metric for 2023

• We understand that performance is more than just financial and, accordingly, also hold management accountable for putting in place the building blocks for long-term success

Long-Term Equity Awards

• Provide the majority of compensation paid to each NEO in a balanced mix of restricted stock unit (“RSU”) awards:

• 3-Year Relative TSR Restricted Stock Unit Award (40%)

• Return on Equity (ROE) Restricted Stock Unit Award (40%)

• Retentive Restricted Stock Unit Award (20%)

• Any shares issued in respect of earned awards are required to be held for three years following the vesting date

• Our Compensation Committee has proactively strengthened our formulaic pay-for-performance structure to an above market allocation with performance awards representing 80% of the NEOs long-term equity award opportunities in 2023

• For all NEOs, long-term equity awards represent the largest component of compensation (60% on average) consistent with the Compensation Committee’s belief that providing long-term incentive compensation in the form of restricted stock unit (“RSU”) awards best aligns management and stockholders’ interest

• We select rigorous metrics that challenge our NEOs to create significant value equal to 12.5% return on equity (“ROE”) per year and generate total shareholder return (“TSR”) that is 1,200bps higher than a global real estate index

Details of each of the compensation components is on page 34.

26 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Evolution of Our Compensation Program and Responsiveness to Stockholders

As we continue to refine our compensation program, stockholder support for our compensation has significantly increased as evidenced by the strong support we received from our stockholders for our 2023 say-on-pay vote (93%).

Say-on-Pay Highlights

•  Our say-on-pay support has increased meaningfully over the past few years

•  Even while we garner strong support from our shareholders, our Compensation Committee remains committed to evaluating and making changes to our compensation and corporate governance practices based on its continual review of best market practices and the compensation programs utilized by our peers.

Based on discussions with stockholders, along with our ongoing evaluation of “best-practices”, we have made a number of compensation and governance enhancements in recent years, including:

2023-2024

›  Removed equity awards from the severance payment basis for all NEOs

›  Eliminated Change-in-Control as a definition of Good Reason (i.e., eliminated modified single trigger for CiC severance)

›  Shortened employment agreement terms to no longer than three years (as compared to 5 to 7 years in prior agreements)

›  Added an absolute TSR metric to our 2023 annual bonus program

›  Updated compensation clawback policy to adhere to new SEC rules and NYSE listing standards

›  Modified our 2024 performance-based equity awards so that payouts shall be capped if certain absolute TSR goals are not achieved

2020-2023

›  Increased the percentage of annual cash bonus metrics tied to objective metrics to from 65% to 80%

›  Provided enhanced disclosures with respect to each element of our compensation program

›  Incorporated ESG as a factor for determining annual cash bonus payouts

›  Increased minimum stock ownership guidelines for non-employee directors to 4x the annual cash retainer

›  Expanded our insider trading policy to explicitly prohibit all pledging of Company securities

2019 & Prior

›  Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a cash bonus program tied to multiple operating and financial metrics

›  Rebalanced the pay mix to be significantly weighted towards long-term incentive compensation

›  Modified performance-based equity awards to be based on more rigorous and challenging hurdles, including a new relative TSR metric

›  Added a mandatory three-year post-vesting holding period on NEO restricted stock awards

›  Changed to an annual say-on-pay vote proposal beginning in 2017

›  Eliminated dividends on unearned restricted stock awards and “retesting” or “catch-up” features from all restricted stock awards

›  Adopted robust minimum stock ownership guidelines including 10 times base salary for the CEO

›  Appointed three additional independent directors and lead independent director

›  Amended the Company’s Second Amended and Restated 2009 Equity Participation Plan to include numerous stockholder-friendly provisions, including, the prohibition of the discretionary accelerated vesting of awards and a minimum one-year vesting requirement on all equity grants

Kennedy Wilson / Proxy Statement 2024 / 27

EXECUTIVE COMPENSATION

Executive Compensation Objectives and Review Process

Our Company’s compensation program objectives are as follows:

Pay Competitively	Pay-for-Performance	Alignment with Stockholders

Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units	Provide our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of rigorous Company performance objectives

Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention by paying a significant portion of compensation to our executive officers in equity

Review Process

To implement an executive compensation program that achieves the above objectives, the Compensation Committee received input from a number of sources and reference points to guide its decision making. These various perspectives allow the Compensation Committee to have visibility into our peer companies’ practices, investor viewpoints, changes in external market practices and each executive’s individual performance, as part of its review of our executive compensation program. The chart below further describes the Compensation Committee’s decision-making process and the primary sources contributing to such process.

Role of the Compensation Committee

Our Compensation Committee determines the compensation for all of the NEOs employing the following process:

•

It receives input as necessary and appropriate from Company management, including the Chief Executive Officer, other than with respect to his own compensation, and the Compensation Committee’s independent compensation consultant, as discussed below.

•

Our Chief Executive Officer makes recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns).

•

The Compensation Committee considers these recommendations, the input of its independent compensation consultant, as well as its own research to make all final decisions affecting NEO compensation, executive compensation philosophy, policies and plan design.

Role of the Independent Compensation Consultant

The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During 2023, the Compensation Committee retained Ferguson Partners Consulting L.P. (“FPC”) to provide

28 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and RSU awards applicable to executive officers and employment agreements. The Compensation Committee has determined that FPC is independent and that there was no conflict of interest between the Company and FPC. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards.

Use of Peer Group Data

We are a unique company with a dynamic business model that makes it difficult to select perfectly comparable companies. However, our Compensation Committee continues to cultivate a peer group that, as a whole, best represents a good comparison to our Company. The Compensation Committee evaluates our peer group on an annual basis and uses our peer group as a reference point in assessing the competitiveness of our compensation package for our NEOs. Each year, the Compensation Committee reviews the Company’s peer group to ensure the appropriateness of each current and potential peer company, as well as the peer group as a whole, using the following evaluation framework:

The Compensation Committee, with the assistance of FPC, reviewed the Company’s peer group in 2023 and determined that no changes were necessary. In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that when viewed in totality would reflect the Company’s complex business model and global scale.

The companies that make up the Company’s peer group were selected using the following criteria:

•	companies with appropriate size comparison in terms of assets under management while also being sensitive to peer group continuity and market fluctuations

•	asset managers with real estate portfolios and real estate companies with strategic capital platforms that invest in real estate through funds and joint venture partners

•	real estate companies with similarly skilled executive management teams and a multi-faceted business model

•	real estate companies that participate in real estate development

•	companies that operate in multiple domestic and international markets and invest in multiple asset types

•	at least one European real estate company, as the Company has significant operations and investments in Europe

The Compensation Committee reviewed real estate operating companies, complex REITs and publicly-traded private equity and asset management firms using the criteria listed above. The majority of selected peer companies share some, but not all, aspects of our business model, further demonstrating our uniqueness. While no one company is entirely comparable to Kennedy Wilson, we believe that, on a blended basis, our current peer group generally provides an accurate representation of the Company’s operations.

Kennedy Wilson / Proxy Statement 2024 / 29

EXECUTIVE COMPENSATION

Our 2023 peer group included the following ten companies that met at least three of the below selection criteria:

Company	Size(1)	Real Estate	Developer	Global	Strategic Capital(2)

Kennedy-Wilson Holdings, Inc.

Apollo Global Management, LLC

Ares Management Corporation

Essex Property Trust, Inc.

Kilroy Realty Corporation

Land Securities Group plc

Prologis, Inc.

Sculptor Capital Management, Inc.

SL Green Realty Corp.

UDR, Inc.

Vornado Realty Trust

(1)	Size is based on assets under management, when available, or total enterprise value as of December 31, 2023
(2)	Strategic capital is based on if the company has a significant fund management and separate account business in which it invests in real estate assets
(3)	Sculptor Capital Management, Inc. was acquired by Rithm Capital Corp. on November 17, 2023 but was used by the Company in assessing 2023 peer group compensation prior to such acquisition

During 2023, the Compensation Committee utilized peer group compensation data in order to evaluate the reasonableness of the Company’s pay levels and structure as compared to the market. It is the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type). Therefore, in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided among base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Rather, the Compensation Committee uses the market data in conjunction with its experience and resources to also evaluate the Company’s complexity of business, performance, succession planning factors and profitability to establish appropriately competitive compensation levels.

30 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Fiscal Year 2023 Compensation

2023 Performance Accomplishments

2023 was another strong performance year for Kennedy Wilson despite the challenging interest rate and inflationary environment. Despite such challenges, our investment management platform grew by 42% and contributed to 8% growth in Baseline EBITDA for 2023. While our 2023 financial results were impacted by non-cash items (approximately $440 million) primarily due to an unrealized and non-cash decline in the real estate values of our co-investment portfolio, this portfolio continues to be comprised of high-quality, cash-flowing assets held in long term, well-capitalized strategic partnerships. During the year, we completed the largest transaction in our history with the off-market acquisition of a $4.1 billion loan portfolio from a regional bank (8% discount on principal), which contributed to the significant growth of our debt platform (as further discussed below). We also experienced significant progress on completing and stabilizing our newly developed assets across the Western United States and Ireland and increases in interest income and fees earned on our debt platform during the fiscal year. We believe our ability to seek out and execute on new opportunities, both on our own and with our partners, while continuing to execute on strategic transactions, will continue to facilitate broad access to attractive investments, thus positioning the Company for long-term success. Please see Appendix A for a reconciliation of certain non-GAAP measures discussed below.

Operational Highlights:

•	Baseline EBITDA grew by 8% to $392.5 million as compared to $361.9 million in 2022

•	42% growth in Fee-Bearing Capital to $8.4 billion in 2023 (driven by expansion of debt and industrial platforms) with $62 million of recurring base management fees

•	Record-level of Assets Under Management (“AUM”) of $24.5 billion; +8.7% growth vs $23.0 billion in 2022

Investment Management Growth:

•	Fee-Bearing Capital grew to a record $8.4 billion from $5.9 billion in 2022

•	Investment Management fees grew by 38% to $62 million

•	Debt Platform grew by 148% to $6.6 billion in loans (including future commitments of $1.8 billion)

»	Expanded debt platform to approximately $11 billion in total commitments (an increase of approximately $5.0 billion during the period); platform started in 2020 with $2 billion of total commitments

•	EU logistics platform AUM grew by 10% to $1.3 billion

•	$5.2 billion in incremental non-discretionary Fee-Bearing Capital available for future investments

Strong Real Estate Portfolio and Transactional Performance:

•	$4.1 billion off-market loan portfolio acquisition from PacWest Bank, 8% discount on principal, KW earned $8 million arrangement fee

»	Represents largest single transaction in Company history

»

On-boarded an approximately 40-person PacWest construction lending team. Since joining KW, as of March 31, 2023, the team has closed approximately $940 million in new originations with another approximately $870 million in loans under signed term sheets

•

Acquired $2.6 billion of new investments, adding $16 million in Estimated Annual NOI and completed $1.4 billion in dispositions and loan repayments generating approximately $300 million of cash to the Company

•	Development and lease-up initiatives:

»	Stabilized certain properties, adding $9 million in Estimated Annual NOI

»	Achieved strong same-property NOI growth in global multifamily portfolio, including 3% in U.S. market-rate portfolio and 3% in Irish multifamily portfolio

ESG, Governance and Other Achievements:

•	Top ranked on Newsweek’s Excellence 1000 Index 2024

•	Continue to improve scope 1 and scope 2 data collection; completing Climate Risk assessment for all assets in Investment Management portfolio

•	Added to the S&P Small Cap 600 Index in March 2023

Kennedy Wilson / Proxy Statement 2024 / 31

EXECUTIVE COMPENSATION

•	Achieved 93% approval from shareholders on Say-on-Pay (up from 84% in 2022)

•	Conducted our second gender pay equity study which confirmed equitable pay practices

2023 Compensation Snapshot

In 2023, the Compensation Committee continued to be actively engaged in the thoughtful oversight and development of our executive compensation program to ensure that it (i) is aligned with our unique and global business model and market based on an evaluation of our peer group as a whole since we are not directly comparable to most other publicly traded real estate companies and (ii) keeps our NEOs focused on long-term initiatives and overall business strategy. An overview of the key focus areas considered by the Compensation Committee in the establishment of our 2023 NEO compensation program include:

New Employment Agreements

•

New employment agreements were entered into to be consistent with current best market practices, including (i) removal of the value of equity awards from the calculation of cash severance, (ii) eliminating the occurrence of a change-in-control as a component of the definition of Good Reason (i.e., eliminated modified single trigger for change-in-control severance), and (iii) shortened employment agreement terms to no longer than three years (as compared to five to seven years in prior agreements).

•

Even though our CEO’s prior employment agreement would not have expired until August 6, 2025, he voluntarily entered into a new employment agreement that resulted in materially reduced severance benefits upon more limited qualifying termination events.

Committed to Strong Pay-for-Performance Alignment

•	Approximately 85% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

A significant majority of our NEOs’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all of our long-term incentive awards require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

•

We enhanced alignment between NEO compensation and stockholder returns by adding an absolute TSR metric to both our 2023 annual bonus program and 2024 performance-based equity awards to ensure NEO payouts are directly aligned not only with our stockholder’s returns on a relative basis but also an absolute basis.

Significant Decreases in Incentives Earned for 2023 Performance Demonstrating Effectiveness of Our Compensation Program’s Pay-for-Performance Philosophy

•

Cash bonus payouts for 2023 performance reflected a 39% decrease compared to 2022 cash bonus payouts for our CEO and an 18% to 36% decrease for other NEOs, partially reflecting, among other things, a challenging capital markets environment in 2023.

•

Due to stock price turbulence and the rigor of our performance hurdles, 0% of our restricted stock unit awards vesting based on relative TSR and 0% of our restricted stock unit awards based on return on equity were earned for the performance period ended December 31, 2023, demonstrating our compensation program’s pay-for-performance philosophy. This represents an approximately $42 million loss in compensation calculated at target values at grant date stock prices.

No Increases to Target Bonuses or CEO Cash Compensation Levels

•	2023 target levels for annual cash bonuses remained flat as compared to 2022 target levels.

•

Our CEO’s base salary and incentive opportunities remained flat year-over-year. Certain adjustments were made for other NEOs based on changes in individual roles and responsibilities after Ms. Ricks’ retirement from the Company in September 2023.

32 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Reduced Target Value of 2023 Target Long-Term Initiative Awards

•	The target value of the 2023 long-term initiative awards was reduced by 10% from 2022 target levels.

2023 Compensation Highlights

Our NEOs’ compensation for 2023 was significantly lower than prior years, highlighting our pay-for-performance philosophy:

•  Our CEO’s cash bonus decreased by 39% compared to 2022 (decreased by 18% to 36% for other NEOs)

•  No relative TSR performance awards were earned

•  No ROE performance awards were earned

•  Target value of the 2023 long-term incentive awards were reduced by 10% (as compared to 2022 target levels)

•  New employment agreements removed certain legacy provisions under prior agreements that were no longer considered best market practice

•  Added an absolute TSR metrics to both our 2023 annual bonus program and 2024 performance-based equity awards

Kennedy Wilson / Proxy Statement 2024 / 33

EXECUTIVE COMPENSATION

Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonus and long-term incentives. Each element of compensation is determined after thoughtful consideration by the Compensation Committee and is designed so that the entire program supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. We believe that the effectiveness and alignment of our compensation program is further demonstrated by our strong stockholder support of our 2023 say-on-pay vote.

Base Salary

Base salary is set to attract and retain executive talent. Base salaries for all NEOs are set by the Compensation Committee after it takes into consideration competitive market conditions with respect to comparable companies and input, as appropriate, from the Chief Executive Officer (other than with respect to his own base salary). Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results.

Base Salary Highlights • CEO salary has remained unchanged since 2015 • No increases to NEO base salaries except in connection with promotions and expansion of responsibilities

The base salaries of our NEOs were generally established by our Compensation Committee in 2018 in connection with the renewal of certain employment agreements and amendments to certain other employment agreements that we entered into with our NEOs at that time. In connection with the new and amended employment agreements, the Compensation Committee considered competitive levels of base pay and a desire to set levels of base pay that are internally equitable and may be adjusted periodically to align with changes in each individual’s role, responsibilities and performance. Our CEO’s base salary has remained unchanged since 2015.

In early 2023, the Compensation Committee reviewed base salaries for each NEO and considered many factors including: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relations activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee is subjective.

When 2023 base salaries were approved for the NEOs at the beginning of the year, they remained flat compared to 2022 base salaries. On September 29, 2023, we entered into new employment agreements with our NEOs. For our NEOs (excluding Mr. McMorrow), these agreements provided for increases to base salaries in connection with promotions and expanded roles and responsibilities. Mr. McMorrow’s base salary remained unchanged at $1,500,000, and has not been increased since 2015. The base salaries for each of the NEOs in 2023, effective as of September 29, 2023, are set forth below.

The base salaries for each of the NEOs in 2023 were as set forth below.

Named Executive Officer	2023 Base Salary ($)(1)

William J. McMorrow	1,500,000

Matt Windisch	1,000,000	(2)

Justin Enbody	800,000	(3)

In Ku Lee	725,000	(4)

Kent Mouton	800,000

Mary Ricks	1,250,000	(5)

(1)	Base salaries reflect annualized amounts that went into effect when the new employment agreements were entered into on September 29, 2023 as described in the footnotes below.
(2)	Mr. Windisch received an increase in his annual base salary from $800,000 to the current level in September 2023 in connection with his promotion to President of the Company.
(3)

Mr. Enbody received an increase in his annual base salary from $700,000 to the current level in September 2023 in connection with his entrance into a new employment agreement as further described below.

(4)

Mr. Lee received an increase in his annual base salary from $650,000 to the current level in September 2023 in connection with the entrance into a new employment agreement and his promotion to Executive Vice President.

(5)	Ms. Ricks’ 2023 base salary reflects her annualized amount prior to her retirement on September 29, 2023.

34 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to accomplish near-term priorities that ultimately provide increases in stockholder value and that NEOs should be eligible for bonuses that are a significant percentage of base pay (defined as a multiple of base pay). The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs.

2023 Annual Bonus Opportunities

In establishing our 2023 cash bonus program the Compensation Committee took into account the Company’s business strategy for the upcoming year and aimed to set rigorous goals in support of our near-term growth objectives. 2023 bonus opportunities were set at a level that would provide NEOs with appropriate total cash compensation dependent upon both the Company’s and the individual NEO’s performance. The individual NEO’s performance was evaluated in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion. 2023 bonus opportunities for each NEO remained unchanged from 2022 levels.

Annual Bonus Highlights

•  Total 2023 cash bonus payouts decreased by 39% year-over-year for our CEO (18% to 36% for other NEOs)

•  The qualitative assessment component of our program has been awarded below target for the past 2 years including 55% of target in 2023 and 75% of target in 2022 for our CEO (has ranged from 75% to 90% for other NEOs)

•  Added absolute TSR as a performance metric to ensure returns generated for our stockholders directly impacts compensation earned by our NEOs

Each NEO’s incentive cash bonus opportunity for 2023 was based upon a threshold, target and maximum amount (each denominated as a percentage of base salary) as shown in the following table. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on the achievement of corporate performance metrics and the Compensation Committee’s assessment of each executive’s individual performance.

Named Executive Officer(1)	Threshold	Target	Maximum

William J. McMorrow	100%	200%	300%

Matt Windisch	100%	200%	300%

Justin Enbody	82.5%	165%	250%

Kent Mouton	57.5%	115%	175%

Mary Ricks(2)	100%	200%	300%

(1)

Mr. Lee was not a participant in the NEO compensation program in 2023. While Mr. Lee’s annual cash bonus was discretionary in 2023, his bonus was evaluated to provide relative payouts at levels similar to other NEOs.

(2)	Ms. Ricks retired from the Company effective September 29, 2023.

2023 Performance Assessment

The Compensation Committee’s goal setting process is multi-faceted. Each year, goals are established based on a thorough review of historical data, year-over-year growth projections, industry expectations and internal business planning and budgeting. Target levels are intended to be both challenging and achievable while maximum levels are intended to represent stretch goals, which, if achieved, will result in significant value created for our stockholders. The following highlights the Compensation Committee’s goal setting rigor:

•

Growth in Annual NOI and Recurring Investment Management (30% weighting)— Target (5%) represents a significant increase over the previous year’s hurdles, exceeding our historical 5-year average (3.9%). The 2023 target was adjusted down from 2022’s target due to lower planned acquisitions and development completion.

•	Recurring Cash Flow (30% weighting) – Hurdles were established based on a historical seven-year average ($82M), with target representing approximately a 14% increase over the 2022 target ($70M).

•	Absolute Total Shareholder Return (20% weighting) – New metric for 2023; target is calibrated above the average absolute TSR goals in the real estate industry of 7%.

•

Other Key Corporate Performance Factors (20% weighting) – Qualitative assessment by the Compensation Committee that includes (i) growth and strengthening of strategic partnerships, (ii) operational growth and (iii) ESG initiatives, and other relevant factors that contribute to our long-term success but are not readily quantifiable. While this metric is not based on defined targets, the Compensation Committee applies significant rigor in its assessment.

Kennedy Wilson / Proxy Statement 2024 / 35

EXECUTIVE COMPENSATION

The following table illustrates the metrics and weightings for the 2023 cash bonus program for all of our NEOs who participated in the program, as well as the actual attainment of each metric for 2023:

Performance Metric	Rational for Inclusion	Threshold	Target	Maximum	Actual

Growth in Annual NOI and Recurring Investment Management Fees	Motivates management to grow recurring NOI and fees consistent with Company’s business plan	2.0%	5.0%	8.0%	3.6%

Recurring Cash Flow (excluding gains on sale and fair value gains)	Encourages a focus on recurring income	$60M	$80M	$100M	$90M

Absolute Total Shareholder Return	Establishes alignment between shareholders and management	2.0%	8.0%	12.0%	-13%

Other Key Corporate Performance Factors	Motivates management to execute on strategic objectives including: (i) strategic partnerships, (ii) operational growth and (iii) ESG initiatives, individual performance and other relevant factors	See 2023 Performance Assessment Below			Below Target (varies by NEO)

Assessment of Other Key Corporate Performance Factors

As discussed above, 20% of the cash bonus program is based on the achievement of other key corporate performance factors and individual performance factors, which were identified at the beginning of the year would be assessed on a qualitative basis. With respect to the corporate performance component of the bonus, the Compensation Committee considered the Company’s overall 2023 accomplishments and the following key factors (please see “2023 Performance Accomplishments” above for a full summary of our key achievements in 2023):

Continued to Strengthen Relationships with our Strategic Partners

•	Fee-Bearing Capital grew by 42% in 2023 to a total of $8.4 billion; 115% growth since year-end 2020

•	Debt platform grew by 148% to $6.6 billion in 2023 (including future commitments of $1.8 billion); Total commitments from strategic partners grew to $11 billion from $6 billion in 2022

•	EU Industrial platform AUM grew by 10% in 2023 to $1.3 billion; $446 million in Fee-Bearing Capital

Strong Operational Performance

•	Completed the largest single transaction in Company history with the acquisition of a $4.1 billion off-market loan portfolio from PacWest Bank (at an 8% discount on principal)

•	Real Estate Assets Under Management grew by 8.7% in 2023 to a record $25 billion

•

Acquired $2.6 billion of new investments, adding $16 million in Estimated Annual NOI and completed $1.4 billion in dispositions and loan repayments generating approximately $300 million of cash to the Company

Successful Execution of ESG Initiatives

•	Named one of America’s most responsible companies by Newsweek

•	Continue to improve scope 1 and scope 2 data collection

•	Climate Risk assessment being completed for all assets in Investment Management portfolio

•	Outlined ESG approach in acquisition, asset management, and development management globally

With respect to the individual performance factors, the Compensation Committee considered each NEO’s individual performance and their contributions to the Company’s overall 2022 accomplishments, including the performance set forth under “2023 Business Highlights”. The Compensation Committee determined that Mr. McMorrow, whose individual performance is most directly tied to the Company’s performance, would receive a below target payout equal to approximately 55% of target under the “Other Key Corporate Performance Factors and Individual Performance” component of our 2023 cash bonus program.

36 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Based on feedback from the CEO regarding the contributions of our other NEOs to the Company’s performance during 2023, the Compensation Committee determined that each of the other NEOs participating in our annual bonus program would also receive a below target payout ranging from 75% to 90% of target.

In total, the 2023 annual cash bonuses paid to our NEOs were significantly lower than 2022 cash bonus amounts. The 2023 annual cash bonuses paid to our NEOs based on the performance results discussed above are as follows:

Named Executive Officer(1)	2023 Cash Bonus	2022 Cash Bonus	YoY Change

William J. McMorrow	$2,065,500	$3,375,000	(39%)

Matt Windisch	$1,482,000	$1,800,000	(18%)

Justin Enbody	$988,000	$1,312,500	(25%)

Kent Mouton	$670,600	$1,050,000	(36%)

(1)

Mr. Lee was not a participant in the NEO compensation program in 2023. While Mr. Lee’s annual cash bonus was discretionary in 2023, his bonus was evaluated to provide relative payouts at levels similar to other NEOs.

(2)

Ms. Ricks’ annual cash bonus was $3,281,250 (which is the average of the actual annual bonuses paid to her in respect of calendar years 2021 and 2022, rather than the amount she would have received under our 2023 cash bonus program) and was paid to her in accordance with her Separation and Consulting Agreement entered in connection with her retirement on September 29, 2023, as further described below under “Termination and Change in Control Benefits”.

Long-Term Incentives

Long-term incentives in the form of equity awards are a crucial part of our overall executive compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees. In 2023, long-term incentives were granted to our NEOs in the form of RSU awards.

For the NEOs and other key employees, our long-term incentives program is designed to (i) provide for a range of vesting performance levels instead of all-or-nothing, (ii) ensure rigorous performance hurdles, (iii) provide further alignment with stockholder interests by using a relative TSR measure, and (iv) ensure the retention of management in all market cycles. The program balances each of these objectives by incorporating the following equity vehicles:

Long-Term Incentive Highlights

•  Reduced target values by 10% for awards granted in 2023

•  No payouts were earned at year-end 2023 under the 3-year relative TSR performance awards

•  No payouts were earned at year-end 2023 under the 3-year ROE performance awards

Relative TSR Performance Restricted Stock Unit Award	ROE Restricted Stock Unit Award	Retentive Restricted Stock Unit Award

At-risk equity incentive designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior relative TSR performance	At-risk equity incentive designed to enhance the pay-for-performance structure, while motivating and rewarding senior management for the achievement of rigorous ROE goals

Structured to retain executives while subjecting recipients to the same market fluctuations as stockholders, thereby motivating management to create long-term value through long-term vesting and holding requirements

Kennedy Wilson / Proxy Statement 2024 / 37

EXECUTIVE COMPENSATION

The key terms of each of these equity vehicles are as follows:

40.0% of Award	3-year Relative TSR Restricted Stock Unit Award	Cliff vesting three years after grant date if relative TSR performance hurdles are achieved vs. the MSCI World Real Estate (GICS 1) Net Total Return Index and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Shares issued pursuant to earned awards are required to be held for three years following the vesting date.
		RESULT Maximum Target Threshold	HURDLES +1,200bps (100% vested) +0bps (50.0% vested) -1,200bps (25.0% vested)
40.0% of Award	ROE Performance Restricted Stock Unit Award

Three-year annual vesting after grant date, subject to the achievement of
ROE hurdles and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Shares issued pursuant to earned awards are required to be held for three years following the vesting date.

		RESULT Maximum Target Threshold	HURDLES +12.5% (100% vested) +10.0% (50.0% vested) +7.5% (25.0% vested)
20.0% of Award	Retentive Restricted Stock Unit Award	Three-year annual pro-rata vesting after grant date, subject to the NEO’s continued employment. Vested awards are required to be held for three years following the vesting date.

Annual equity awards are determined and granted in the first quarter each year along with cash bonus payments and are intended to reward the previous year’s performance. In 2023, annual equity awards were granted on January 19, 2023. The Compensation Committee lowered target grant-date values for the 2023 annual equity awards by 10% year-over-year.

Consistent with 2022 annual equity awards, performance restricted stock unit awards granted in 2023 vest as follows: 100% at maximum, 50% at target, and 25% at threshold. The structure of these performance awards is in line with broadly accepted market practices (including practices used by our peers).

The target value of 2023 equity awards and number of shares subject to such awards were based on the stock price on the date of grant of $16.29. The below table reflects the grant date fair value calculated by an independent third party using a Monte Carlo model as required for the Summary Compensation Table.

Named Executive Officer	Total Equity Award (# of shares at Target)	Relative TSR Restricted Stock Unit Award (# of shares at Target)	ROE Performance Restricted Stock Unit Award (# of shares at Target)	Retentive Restricted Stock Unit Award (# of shares )	Total Grant Date Fair Value (1)

William J. McMorrow	610,497	244,199	244,199	122,099	$8,934,017

Matt Windisch	323,205	129,282	129,282	64,641	$4,729,773

Justin Enbody	187,845	75,138	75,138	37,569	$2,748,928

In Ku Lee	118,785	47,514	47,514	23,757	$1,738,293

Kent Mouton	146,409	58,564	58,564	29,282	$2,142,547

Mary Ricks	464,089	185,636	185,636	92,818	$6,791,470

(1)	Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718.

Key Terms of the Relative TSR Restricted Stock Unit Awards

Under the terms of the 2023 RSU awards granted to our NEOs, the relative TSR RSUs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2025 if our TSR equals or exceeds the hurdles set forth below

38 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

relative to the MSCI World Real Estate (GICS 1) Net Total Return Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Historically, our TSR-based awards have been measured against the MSCI World Real Estate Index. Due to its discontinuation in October 2023, it was replaced with the MSCI World Real Estate (GICS 1) Net Total Return index as historical performance has been consistent between the two indices.

Performance Level	3-Year Relative TSR Hurdle	Payout Percentage

Maximum	+1,200bps	100%

Target	+0bps	50%

Threshold	-1,200bps	25%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any portion of the award not earned at the end of the performance period will be forfeited to the extent that the threshold performance level is not achieved. Any shares issued pursuant to vested, earned awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

Key Terms of the ROE-Based Performance Restricted Stock Unit Award

Under the terms of the 2023 RSU awards granted to our NEOs, the ROE RSUs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2023, 2024 and 2025 if our ROE equals or exceeds the hurdles set forth below for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	ROE Annual Hurdle	Payout Percentage

Maximum	12.5%	100%

Target	10.0%	50%

Threshold	7.5%	25%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any portion of the award eligible to vest at the conclusion of any fiscal year that is not earned at the end of such year will be forfeited to the extent that the threshold performance level is not achieved. Any shares issued pursuant to vested, earned awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

As reflected in the payout percentages specified in the tables above for the TSR and ROE RSUs, we intend for the TSR and ROE RSUs to vest at maximum level only if we significantly outperform our target goals.

Achievement of ROE Performance and Relative TSR Restricted Stock Unit Awards at Year-End 2023

Our ROE did not meet the 7.5% per year threshold goal and accordingly the ROE RSUs were not earned in 2023. Additionally, as a result of our rigorous relative TSR hurdles, none of the relative TSR RSUs were earned based on 2023 performance.

Key Terms of the Retentive Restricted Unit Stock Awards

Under the terms of the 2023 RSU awards granted to our NEOs, the retentive RSUs vested one-third (1/3) on January 19th of 2024 and are scheduled to vest one-third on January 19th of each of 2025 and 2026, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Any shares issued pursuant to vested awards will be subject to an additional post-vesting holding period through the third anniversary of the applicable vesting date.

Other Material Terms of 2023 Restricted Stock Unit Awards

Termination of Service. If an NEO’s employment terminates by reason of the NEO’s death or disability, the retentive RSUs will become fully vested upon such death or disability. In addition, if an NEO’s employment terminates due to his or her death or disability, then any then-unvested relative TSR RSUs and ROE RSUs will remain outstanding and eligible to vest on each subsequent vesting date (without regard to the requirement that such NEO continue in employment through such vesting date) based on the level of attainment of the applicable performance goal(s) following such NEO’s death or disability.

Kennedy Wilson / Proxy Statement 2024 / 39

EXECUTIVE COMPENSATION

Change of Control. In the event of a Change of Control of the Company (as defined in the Company’s Second Amended and Restated 2009 Equity Participation Plan), all then-unvested RSUs (assuming the performance metrics appliable to the relative TSR and ROE RSUs are attained at target)will vest in full as of the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

No-Sale Period; Transferability. The RSUs generally will not be transferable unless and until such shares vest. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested shares prior to the earlier to occur of (i) the third anniversary of the date on which such RSUs vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the RSUs, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Distribution Equivalent Rights. Each RSU award is granted in tandem with distribution equivalent rights, which entitle the grantee to an amount equal to any dividends declared on the Company’s common stock with respect to such RSUs. Distribution equivalent rights on unvested RSUs will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying RSUs vest.

Definition of ROE. For purposes of the ROE RSU award agreements, “ROE” means the ratio of (i) for any year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income, unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization, to (ii) tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable year.

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs, participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $6,000 for any participant.

In 2023, the Company maintained life insurance policies for each of Messrs. McMorrow and Mouton and prior to her retirement in September 2023, Ms. Ricks. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements between the Company and each of the NEOs provide that in the event an NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2023 were as follows: Mr. McMorrow: $1.1 million; Mr. Mouton: $350,000; and Ms. Ricks: $274,595. Upon Ms. Ricks’ retirement, the Company’s obligation to pay Ms. Ricks’ insurance policy terminated.

Pursuant to our Corporate Security and Aircraft Policy, the Board of Directors requires that the Company’s Chief Executive Officer and the Company’s President use private air travel for both business and personal use for purposes of security, rapid availability and efficiency and communications connectivity. Company-paid private air travel for personal use under such policy is capped at 125 flight hours per year per executive. The Company’s Chief Executive Officer and President recognize imputed taxable income for income tax purposes on their personal use of private aircraft using Standard Industry Fare Level rates pursuant to Internal Revenue Service Regulations and are not provided a tax reimbursement for any personal use of private aircraft.

Further details regarding certain benefits are contained in the Summary Compensation Table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

40 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Management Transitions and New Employment Agreements

2023 and the early part of 2024 marked a period of significant transitions within our executive management team. Our former President, Ms. Ricks, announced her retirement from the Company effective as on September 29, 2023. In connection with Ms. Ricks’ retirement, we announced that Mr. Windisch, Executive Vice President, was appointed as the Company’s President. Additionally, Mr. Lee was appointed Executive Vice President in 2023, and as General Counsel in 2024, and concordantly is included as a NEO for the first time in this Proxy Statement.

On September 29, 2023, the Company entered into new employment agreements with all of the NEOs (other than Ms. Ricks), which remove certain legacy provisions contained in their prior employment agreements to be in line with current market practices (including practices used by our peers). Additional information regarding the employment agreements of the NEOs may be found under the subheading below “Termination and Change in Control Benefits.”

As a result of these new employment agreements, base salaries (and concurrently target cash bonus amounts) increased for certain NEOs in connection with their new roles and responsibilities, other than Mr. McMorrow whose salary (and target cash bonus amount) remained unchanged. The following describes key terms of the new employment agreements filed on September 29, 2023:

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow expires on September 29, 2026 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody expires on September 29, 2026 and provides for an annual base salary of $800,000 (effective September 2023). Under the agreement, Mr. Ebody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Windisch. The employment agreement between the Company and Mr. Windisch expires on September 29, 2026 and provides for an annual base salary of $1,000,000 (effective September 2023). Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Lee. The employment agreement between the Company and Mr. Lee expires on September 29, 2026 and provides for an annual base salary of $725,000 (effective September 2023). Under the agreement, Mr. Lee is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton expires on September 29, 2025 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program contain appropriate risk mitigation factors, as summarized below:

Kennedy Wilson / Proxy Statement 2024 / 41

EXECUTIVE COMPENSATION

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, since 2018, executive officers have been required to hold all restricted stock awards and all shares paid in respect of vested RSUs for a three-year period post-vesting. In addition, the Board of Directors has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple	Ownership Requirement Met (as of 12/31/2023)

Chairman and Chief Executive Officer	10x Base Salary	Yes

President	4x Base Salary	Yes

Chief Financial Officer	3x Base Salary	Yes

General Counsel	3x Base Salary	Yes

Executive Vice President (NEO)	3x Base Salary	Yes

Other Executive Officers	1.5x Base Salary	Yes(1)

Non-employee Director	4x Annual Cash Retainer	Yes(2)

(1)	Excludes two executive officers appointed in September 2023 and who each remain subject to the grace period for compliance as discussed below.
(2)	Excludes one director appointed in November 2022 who remains subject to the grace period for compliance as discussed below.

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2023 or December 31 of the year in which the fifth anniversary of the executive officer or non-employee director’s appointment or first election to the Board of Directors occurs. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2023, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above, except one director appointed in November 2022 and two executive officers appointed in September 2023 who each remain subject to the grace period for compliance as discussed above.

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions: (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibits our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other stockholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to stockholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. As of December 31, 2023, there were no existing pledges of the Company’s stock by its executives. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

Compensation Recovery Policy

Effective October 2, 2023, the Company amended and restated its Compensation Recovery Policy (as amended and restated, the “A&R Recovery Policy”) in compliance with the SEC rules and NYSE listing standards regarding clawback policies. The A&R Recovery Policy provides that in the event the Company is required to prepare an accounting restatement, the Company shall recover, reasonably promptly, any excess incentive-based compensation (i.e., compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) from current and former executive officers of the Company, unless the Compensation Committee determines that recovery would be impracticable. The A&R Recovery Policy is administered by the Compensation Committee. All awards granted by the Company on or after October 2, 2023 are subject to the provisions of the Recovery Policy.

42 / Kennedy Wilson / Proxy Statement 2024

EXECUTIVE COMPENSATION

Tax, Accounting and Other Considerations

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Tax Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees,” which generally includes the NEOs.

While the Compensation Committee may take into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible, the Compensation Committee retains the discretion and flexibility to award compensation that is not deductible under Section 162(m).

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

2023 Say-on-Pay Vote

At our 2023 annual meeting, approximately 93% of votes cast were voted in favor of our say-on-pay vote, which affirms our stockholders’ support of our approach to executive compensation. During 2023, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices. Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

Kennedy Wilson / Proxy Statement 2024 / 43

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted by:	Norman Creighton, Chairperson
Cathy Hendrickson David Minella Stanley Zax Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and consisted of Norman Creighton (Chairperson), Cathy Hendrickson, David Minella and Stanley Zax. No member of the Compensation Committee is (or was during 2023) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices as They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2023 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that long-term incentives to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the formulaic annual bonus plan includes individual caps and performance metrics that are largely based on the operating performance of the Company. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

44 / Kennedy Wilson / Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Tables

2023 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stocks Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

William J. McMorrow Chairman and Chief Executive Officer	2023	1,500,000	—	8,934,017	2,065,500	1,364,549	(2)	13,864,066
	2022	1,500,000	—	10,152,901	3,375,000	1,495,180		16,523,080
	2021	1,500,000	—	8,928,614	4,500,000	1,268,664		16,197,278

Justin Enbody Chief Financial Officer	2023	725,384		2,748,928	988,000	6,000	(3)	4,468,312
	2022	700,000	—	3,123,988	1,312,500	6,000		5,142,488
	2021	700,000	—	2,747,270	1,750,000	6,000		5,203,270

Matt Windisch President	2023	850,769		4,729,773	1,482,000	6,000	(4)	7,068,542
	2022	800,000	—	5,375,084	1,800,000	6,000		7,981,084
	2021	800,000	—	4,726,901	2,400,000	6,000		7,932,901

In Ku Lee Executive Vice President, General Counsel	2023	669,038	975,000	1,738,293	—	6,000	(5)	3,388,331

Kent Mouton Senior Adviser, Former General Counsel and Director	2023	800,000	—	2,142,547	670,600	350,000	(6)	3,963,147
	2022	800,000	—	2,434,859	1,050,000	350,000		4,634,859
	2021	800,000	—	2,141,232	1,400,000	350,000		4,691,232

Mary Ricks Former President	2023	1,086,481		6,791,470	—	3,847,882	(7)	11,725,833
	2022	1,250,000	—	7,718,042	2,812,500	383,837		12,164,379
	2021	1,250,000	—	6,787,382	3,750,000	348,259		12,135,641

(1)

The values in this column reflect the aggregate grant date fair value of the RSU awards granted in 2023 computed in accordance with ASC Topic 718. The ROE RSU award values are based on the probable outcome at the time of grant which was at the target payout level. The maximum values for the annual ROE RSUs assuming the highest level of performance is achieved are $7,452,950, $2,293,215, $3,945,680, $1,450,122, $1,787,359 and $5,665,591 for Mr. McMorrow, Mr. Enbody, Mr. Windisch, Mr. Lee, Mr. Mouton and Ms. Ricks, respectively. The fair value of the TSR RSUs is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations is included in Note 14 to the Company’s financial statements for the fiscal year ended December 31, 2023 contained in the Company’s Annual Report on Form 10-K. The maximum values for the TSR RSUs assuming the highest level of performance is achieved are $7,452,950, $2,293,215, $3,945,680, $1,450,122, $1,787,359 and $5,665,591 for Mr. McMorrow, Mr. Enbody, Mr. Windisch, Mr. Lee, Mr. Mouton and Ms. Ricks, respectively.

(2)

Includes $6,000 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; life-insurance premium payments of $1,092,279; and personal air travel expenses in the amount of $266,270, which represents the aggregate incremental cost to the Company for Mr. McMorrow’s personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Mr. McMorrow is required to use private aircraft for all business and personal travel. On occasion, Mr. McMorrow’s guests accompanied him when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company during 2023. Please see “Other Executive Benefits” above for additional details.

(3)	Includes $6,000 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan.
(4)	Includes $6,000 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan.
(5)	Includes $6,000 in Company contributions to Mr. Lee’s account in the Company’s tax qualified 401(k) savings plan.
(6)	Includes life-insurance premium payments of $350,000.
(7)

Includes $6,000 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; life-insurance premium payments of $274,595; and personal air travel expenses in the amount of $36,037, which represents the aggregate incremental cost to the Company for Ms. Ricks’ personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Ms. Ricks was required to use private aircraft for all business and personal travel while President of the Company. On occasion, Ms. Ricks’ guests accompanied her when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company during 2023. Please see “Other Executive Benefits” above for additional details. In addition, includes the following amounts paid to Ms. Ricks under the Separation and Consulting Agreement entered into in connection with her retirement in September 2023: $250,000 in consulting fees; and $3,281,250, which represents the cash bonus paid to Ms. Ricks for 2023.

Kennedy Wilson / Proxy Statement 2024 / 45

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan-based awards granted to our NEOs for 2023.

(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts under Equity Incentive Plan Awards
	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
William J. McMorrow	1/19/2023	—		—		—		122,099	244,199	488,398 (2)	—	3,860,785
	1/19/2023	—		—		—		122,099	244,199	488,398 (3)		3,382,155
	1/19/2023	1,500,000		3,000,000		4,500,000					122,099	1,691,077

Justin Enbody	1/19/2023	—		—		—		37,569	75,138	150,276 (2)	—	1,187,934
	1/19/2023	—		—		—		37,569	75,138	150,276 (3)		1,040,663
	1/19/2023	660,000		1,320,000		2,000,000					37,569	520,331
Matt Windisch	1/19/2023	—		—		—		64,641	129,282	258,564 (2)	—	2,043,945
	1/19/2023	—		—		—		64,641	129,282	258,564 (3)		1,790,552
	1/19/2023	1,000,000		2,000,000		3,000,000					64,461	895,276

In Ku Lee	1/19/2023	—		—		—		23,757	47,514	95,028 (2)	—	751,193
	1/19/2023	—		—		—		23,757	47,514	95,028 (3)		658,066
	1/19/2023	—	(6)	—	(6)	—	(6)				23,757	329,033
Kent Mouton	1/19/2023	—		—		—		29,282	58,564	117,128 (2)	—	925,890
	1/19/2023	—		—		—		29,282	58,564	117,128 (3)		811,105
	1/19/2023	460,000		920,000		1,400,000					29,282	405,552

Mary Ricks	1/19/2023	—		—		—		92,818	185,636	371,272 (2)	—	2,934,895
	1/19/2023	—		—		—		92,818	185,636	371,272 (3)		2,571,050
	1/19/2023	1,250,000		2,500,000		3,750,000					92,818	1,285,525

(1)

Amounts in columns (c), (d) and (e) reflect the threshold, target and maximum amounts payable under the Company’s annual bonus plan for 2023, respectively. Actual amounts paid to each NEO for 2023 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s 2023 bonus plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Bonus”.

(2)

The amounts in columns (f), (g) and (h) reflect the RSUs that may vest in the event that the specified relative TSR performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(3)

The amounts in columns (f), (g) and (h) reflect the RSUs that may vest in the event that the specified ROE performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

(4)	Represents time-based RSU awards granted to the NEO during 2023.
(5)

The values in this column reflect the aggregate grant date fair value of the RSU awards computed in accordance with ASC Topic 718. The ROE RSUs award values are based on the probable outcome at the time of grant which was at the target payout level. The fair value of the TSR RSUs are estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations are included in Note 14 to the Company’s financial statements for the fiscal year ended December 31, 2023 contained in the Company’s Annual Report on Form 10-K.

(6)

Mr. Lee was not a participant in the NEO compensation program in 2023. While Mr. Lee’s annual cash bonus was discretionary in 2023, his bonus was evaluated to provide relative payouts at levels similar to other NEOs.

46 / Kennedy Wilson / Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2023.

Name	Grant Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

William J. McMorrow	01/21/21	(2)(4)	41,108	508,917	—	—
	01/21/21	(2)(5)	—	—	41,129	509,177
	01/21/21	(3)(6)	—	—	123,388	1,527,543
	01/20/22	(2)(7)	66,158	819,036	—	—
	01/20/22	(2)(8)	—	—	66,158	819,036
	01/20/22	(3)(9)	—	—	99,237	1,228,554
	01/19/23	(2)(10)	122,099	1,511,585	—	—
	01/19/23	(2)(11)	—	—	122,099	1,511,585
	01/19/23	(3)(12)	—	—	122,099	1,511,585

Justin Enbody	01/21/21	(2)(4)	12,649	156,595	—	—
	01/21/21	(2)(5)	—	—	12,655	156,669
	01/21/21	(3)(6)	—	—	37,966	470,019
	01/20/22	(2)(7)	20,357	252,019	—	—
	01/20/22	(2)(8)	—	—	20,357	252,019
	01/20/22	(3)(9)	—	—	30,535	378,023
	01/19/23	(2)(10)	37,569	465,105	—	—
	01/19/23	(2)(11)	—	—	37,569	465,105
	01/19/23	(3)(12)	—	—	37,569	465,105

Matt Windisch	01/21/21	(2)(4)	21,763	269,426	—	—
	01/21/21	(2)(5)	—	—	21,774	269,562
	01/21/21	(3)(6)	—	—	65,323	808,698
	01/20/22	(2)(7)	35,025	433,609	—	—
	01/20/22	(2)(8)	—	—	35,025	433,609
	01/20/22	(3)(9)	—	—	52,537	650,408
	01/19/23	(2)(10)	64,641	800,254	—	—
	01/19/23	(2)(11)	—	—	64,641	800,255
	01/19/23	(3)(12)	—	—	64,641	800,255

In Ku Lee	01/19/23	(2)(10)	23,757	294,110	—	—
	01/19/23	(2)(11)	—	—	23,757	294,110
	01/19/23	(3)(12)	—	—	23,757	294,110

Kennedy Wilson / Proxy Statement 2024 / 47

COMPENSATION DISCUSSION AND ANALYSIS

Name	Grant Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

Kent Mouton	01/21/21	(2)(4)	9,858	122,042	—	—
	01/21/21	(2)(5)	—	—	9,864	122,116
	01/21/21	(3)(6)	—	—	29,591	366,336
	01/20/22	(2)(7)	15,866	196,421	—	—
	01/20/22	(2)(8)	—	—	15,866	196,421
	01/20/22	(3)(9)	—	—	23,799	294,632
	01/19/23	(2)(10)	29,282	362,511	—	—
	01/19/23	(2)(11)	—	—	29,282	362,511
	01/19/23	(3)(12)	—	—	29,282	362,511

Mary Ricks	01/21/21	(2)(4)	31,250	386,875	—	—
	01/21/21	(2)(5)	—	—	31,266	387,073
	01/21/21	(3)(6)	—	—	93,797	1,161,207
	01/20/22	(2)(7)	50,292	622,615	—	—
	01/20/22	(2)(8)	—	—	50,292	622,615
	01/20/22	(3)(9)	—	—	75,438	933,922
	01/19/23	(2)(10)	92,818	1,149,086	—	—
	01/19/23	(2)(11)	—	—	92,818	1,149,086
	01/19/23	(3)(12)	—	—	92,818	1,149,086

(1)

Value is based on the closing price of our common stock of $12.38 on December 29, 2023, as reported on the NYSE. The figures shown here are based on vesting upon the achievement of the specified performance criteria at the “threshold” level.

(2)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria (at the “threshold” level).
(3)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria (at the “threshold” level).
(4)

The 2021 retentive RSU awards granted to our NEOs vested one-third (1/3) on each of January 24th of 2022, 2023 and 2024, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(5)

The 2021 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2021, 2022 and 2023 based on the level at which our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(6)

The 2021 relative TSR RSU awards granted to the NEOs cliff-vested after the conclusion of the three-year period ending on December 31, 2023 to the extent that our TSR equaled or exceeded the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(7)

The 2022 retentive RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 20th of 2023, 2024 and 2025, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(8)

The 2022 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2022, 2023 and 2024 based on the level at which our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(9)

The 2022 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest after the conclusion of the three-year period ending on December 31, 2024 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

48 / Kennedy Wilson / Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS

(10)

The 2023 retentive RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 19th of 2024, 2025 and 2026, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(11)

The 2023 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) after the conclusion of each of the fiscal years ending December 31st of 2023, 2024 and 2025 based on the level at which our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(12)

The 2023 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest after the conclusion of the three-year period ending on December 31, 2025 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards and RSUs held by our NEOs that vested during the fiscal year ended December 31, 2023, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

William J. McMorrow	—	—	563,696	$9,276,435

Justin Enbody	—	—	173,116	2,848,959

Matt Windisch	—	—	299,565	4,929,485

In Ku Lee	—	—	32,197	537,046

Kent Mouton	—	—	133,964	2,204,884

Mary Ricks	—	—	427,756	7,039,539

(1)	Represents the gross amount of shares or RSUs, as applicable, that vested during the year ended December 31, 2023 and does not take into account any withholding of shares to settle tax obligations.
(2)	Value realized on vesting of restricted stock and RSU awards is based on the closing price of our common stock on the vesting date.

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs (other than Ms. Ricks) in the event of their termination or a change in control of the Company as of December 31, 2023. For this purpose, the closing stock price of $12.38 on the last trading day in 2023, as reported on the NYSE, has been used. This section also summarizes the amounts that became payable to Ms. Ricks in connection with her retirement in September 2023.

Executive Employment Agreements

The new employment agreements entered into with each of our NEOs (other than Ms. Ricks) in September 2023 provide that, in the event the applicable executive’s employment with the Company is terminated by the Company without “Cause” (as defined below) or by such executive for “Good Reason” (as defined below), subject to and conditioned upon such executive’s execution and non-revocation of a general release of claims and such executive’s continued compliance with any applicable restrictive covenants, such executive will receive: (i) continued payment of his then-current base salary through the remainder of the then-current term of the employment agreement (the “Continued Salary Severance”); (ii) a lump-sum amount in cash (the “Lump Sum Severance”) equal to (A) two times (or, with respect to Mr. McMorrow, three times) the average of the sum of his actual (x) base salary and (y) annual cash bonus, in each case, for the immediately three preceding fiscal years (such average, the “Average Compensation”) less (B) an amount equal to the Continued Salary Severance; (iii) Company-subsidized healthcare coverage through the later of (A) the last day of the employment term or (B) the 18 month anniversary of the termination date, or if earlier, the date on which the applicable executive becomes covered by a group health insurance program provided by a subsequent employer; and (iv) vesting of any outstanding equity awards. For the avoidance of doubt, the sum of the Continued Salary Severance and the Lump Sum Severance of for each executive may not exceed two (or, for Mr. McMorrow, three) times such executive’s Average Compensation.

In addition, pursuant to their respective employment agreements, if the applicable executive’s employment with the Company terminates due to his death or “Disability” (as defined in the applicable employment agreement), then subject to the executive’s (or his estate’s) timely execution and non-revocation of a general release of claims and (as applicable) continued compliance with applicable restrictive covenants, he (or his estate, if applicable) will be entitled to receive: (i) an

Kennedy Wilson / Proxy Statement 2024 / 49

COMPENSATION DISCUSSION AND ANALYSIS

amount equal to the greater of (A) the sum of the executive’s then-current base salary through the last day of the then-current employment term plus the amount of annual bonus paid to executive for the immediately preceding fiscal year or (B) such other amount as the Company may determine in its sole discretion; and (ii) vesting of any outstanding equity awards.

For purposes of the executive employment agreements with each of the NEOs described above:

•

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying out his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company; or (iv) the executive materially violates the Company’s code of conduct or any other Company policy, which results in or is reasonably expected to result in a material economic or material reputational harm to the Company.

•

For Messrs. McMorrow, Enbody, Windisch, and Lee employment agreements, “Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California, other than temporary travel as necessary to fulfill Executive’s duties and responsibilities under the employment agreement); (ii) the Company materially reduces the executive’s responsibilities, authorities or duties; (iii) a material reduction in the executive’s base salary (other than in connection with an across-the-board reduction in base salaries for all or substantially all similarly-situated executives of the Company) or (iv) the Company materially breaches the terms of the applicable employment agreement.

•

For Mr. Mouton’s employment agreement, “Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California, other than temporary travel as necessary to fulfill Executive’s duties and responsibilities under the employment agreement); (ii) a material reduction in the executive’s base salary (other than in connection with an across-the-board reduction in base salaries for all or substantially all similarly-situated executives of the Company) or (iii) the Company materially breaches the terms of the applicable employment agreement (for clarity, a change in Mr. Mouton’s title (or corresponding change in his duties and responsibilities) shall not constitute a material breach of his employment agreement for purposes of this clause (iii).

Ms. Ricks’ Separation and Consulting Agreement

On September 14, 2023, in connection with Ms. Ricks’ retirement as President of the Company, the Company and Ms. Ricks entered into a separation and consulting agreement (the “Ricks Agreement”). The Ricks Agreement provides that Ms. Ricks will perform certain consulting and transition services (the “Consulting Services”) for the Company during the period commencing on the date of her retirement and ending on February 1, 2026 or such earlier date as the Consulting Services are terminated by the Company or Ms. Ricks in accordance with the Ricks Agreement (the “Consulting Period”). In consideration for the Consulting Services during the Consulting Period, Ms. Ricks receives a monthly consulting fee of $83,333. In addition, any restricted stock unit awards held by Ms. Ricks as of the date of her retirement will continue to vest during the Consulting Period in accordance with the terms of the applicable restricted stock unit grant agreements (including the vesting schedules set forth therein and the Company’s achievement of any applicable performance goals). Pursuant to the Ricks Agreement, Ms. Ricks also received a 2023 cash bonus in an amount equal to the average of the annual cash bonuses actually paid to Ms. Ricks in respect of calendar years 2021 and 2022.

The Consulting Period may only be terminated by Ms. Ricks upon written notice to the Company or by the Company for “Cause” (as defined in the Ricks Agreement). Upon termination or expiration of the Consulting Period for any reason, Ms. Ricks will receive an amount equal to any earned, unpaid consulting fees and any then-unvested RSUs shall terminate and be forfeited without payment.

The Ricks Agreement also provides that in the event the Consulting Period terminates as a result of Ms. Ricks’ death or Total and Permanent Disability (as defined in the Company’s Second Amended and Restated 2009 Equity Participation Plan) or a Change of Control (as defined in the Company’s Second Amended and Restated 2009 Equity Participation Plan) occurs during the Consulting Period, all RSUs that have not yet vested will immediately vest upon such termination or Change of Control (as applicable).

The foregoing payments and benefits are subject to Ms. Ricks’ execution and non-revocation of a general release of claims and continued compliance with the terms of the Ricks Agreement.

50 / Kennedy Wilson / Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch, Lee and Mouton upon the termination of employment with the Company under various circumstances and upon a change in control, assuming for these purposes that the termination of employment or change in control (as applicable) occurred on December 31, 2023. The amounts in the table assume that the restricted stock granted to Messrs. McMorrow, Enbody, Windisch, Lee and Mouton will vest in full and any applicable performance goals will be deemed satisfied at the maximum level on the date of such termination or change in control.

Name	Involuntary for Cause or Without Good Reason	Involuntary Without Cause or for Good Reason(1)	Death(2)	Disability	CIC Only (No Termination)	Involuntary Without Cause or for Good Reason In Connection with CIC(1)

William J. McMorrow

Cash Severance	$—	$15,975,000	$7,502,310	$7,502,310	$—	$15,975,000

Equity Award Acceleration(3)	—	29,229,737	29,229,737	29,229,737	29,229,737	29,229,737

Continued Benefits(4)	—	70,561	—	—	—	70,561

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$45,275,298	$36,732,047	$36,732,047	$29,229,737	$45,275,298

Justin Enbody

Cash Severance	$—	$4,125,250	$3,238,578	$3,238,578	—	$4,125,250

Equity Award Acceleration(3)	—	8,993,785	8,993,785	8,993,785	8,993,785	8,993,785

Continued Benefits(4)	—	56,904	—	—	—	56,904

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$13,175,939	$12,232,363	$12,232,363	$8,993,785	$13,175,939

Matthew Windisch

Cash Severance	$—	$5,900,000	$4,551,540	$4,551,540	$—	$5,900,000

Equity Award Acceleration(3)	—	15,474,604	15,474,604	15,474,604	15,474,604	15,474,604

Continued Benefits(4)	—	77,994	—	—	—	77,994

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$21,452,598	$20,026,144	$20,026,144	$15,747,604	$21,452,598

In Ku Lee

Cash Severance	$—	$4,740,000	$3,844,867	$3,844,867	$—	$4,740,000

Equity Award Acceleration(3)	—	5,474,604	5,474,604	5,474,604	5,474,604	5,676,440

Continued Benefits(4)	—	77,994	—	—	—	77,994

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$10,949,434	$9,521,307	$9,521,307	$5,676,440	$10,010,583

Kent Mouton

Cash Severance	$—	$3,980,000	$3,251,232	$3,251,232	$—	$3,980,000

Equity Award Acceleration(3)	—	7,009,853	7,009,853	7,009,853	7,009,853	7,009,853

Continued Benefits(4)	—	55,857	—	—	—	55,857

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	—

Total	$—	$11,045,710	$10,261,085	$10,261,085	$7,009,853	$11,045,710

Kennedy Wilson / Proxy Statement 2024 / 51

COMPENSATION DISCUSSION AND ANALYSIS

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2x (3x for Mr. McMorrow) the average of the sum of the applicable executive’s actual base salary and annual cash bonus for the three immediately preceding fiscal years, less the amount to be paid as continued base salary through the remainder of the term.

(2)

The Company discharged its obligation to pay cash severance to each of the NEOs upon termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis – Elements of Compensation – Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million, Mr. Enbody: $3.98 million; Mr. Windisch: $4.48 million; Mr. Lee: $2.49; and Mr. Mouton: $9.8 million.

(3)	Based on the December 29, 2023 closing stock price of $12.38.
(4)

Continued benefits consist of group health plan benefit continuation for the NEO and the NEO’s eligible dependents (at the same coverage levels and cost to the NEO as though the Executive’s employment had not been terminated based on the NEO’s elections as of the date of termination) through the greater of (i) the remainder of the NEO’s employment term, and (ii) the 18-month anniversary of the date of termination.

(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the NEO to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such NEO if no such reduction was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 regarding shares outstanding and available for issuance under our Second Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Stock Options, Warrants and Rights		Weighted Average Price of Outstanding Stock Options, Warrants and Rights	Number of Shares Available for Future Issuance

Equity compensation plans approved by our stockholders(1)	7,203,019	(2)	N/A	—

Equity compensation plans not approved by our stockholders	—		N/A	—

(1)	Represents the Second Amended and Restated 2009 Equity Participation Plan.
(2)	Represents the number of shares subject to outstanding awards granted under the Second Amended and Restated 2009 Equity Participation Plan.

52 / Kennedy Wilson / Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO AND PAY VERSUS PERFORMANCE DISCLOSURE
CEO Pay Ratio
We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, cash bonuses, equity-based compensation and other benefits. As of December 31, 2023, we had a total of 259 employees.
As required by Section 593(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation
S-K,
we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO, Mr. McMorrow. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•
To identify the median employee as of December 31, 2023 we calculated compensation of our employees using their 2023 annual base salaries, bonuses for the 2023 performance year (including any bonus exchange premium received), annual equity awards granted in 2023 and Company contributions to applicable retirement plans.

•	We did not exclude any employees from our employee population.

•	We annualized the base pay and cash incentive bonuses for 2023 new hires.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2023 exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•
Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. McMorrow’s total compensation in the Summary Compensation Table for the fiscal year ended December 31, 2023.

The 2023 annual total compensation for our median employee was $208,500. The 2023 annual total compensation for our CEO as reported in the Summary Compensation Table for the fiscal year ended December 31, 2023 was $13,864,066. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for the year ended December 31, 2023 was 66 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.
Pay versus Performance Table
As required by the Securities and Exchange Commission, the following table is intended to illustrate compensation paid to our Chief Executive Officer (referred to in this discussion as our principal executive officer, or PEO) and our other
(non-PEO)
NEOs for the fiscal years ended December 31, 2020, 2021, 2022 and 2023 as compared to (i) our total shareholder return (“TSR”) performance (on an absolute and relative basis), (ii) net income, and (iii) return on equity (“ROE”), the Company’s selected measure.
The disclosure included in this section is required by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and the compensation of its NEOs. Although the Compensation Committee focuses on ensuring that there is a strong link between the Company’s compensation program and performance, the Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented. Differences in our Summary Compensation Table amounts and Compensation Actually Paid reflect changes in the fair value of equity awards, both outstanding and vested in each year, and the probability assessment of performance under our performance-based equity awards at the end of each fiscal year. Amounts reported in the Compensation Actually Paid columns below do not reflect compensation actually earned by or paid to our NEOs in each respective year.

Kennedy Wilson
/ Proxy Statement 2024 /
53

COMPENSATION DISCUSSION AND ANALYSIS

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1)(2)	Average Summary Compensation Table Total for Other NEOs ($) (1)	Average Compensation Actually Paid to Other NEOs ($) (1)(2)	Company TSR ($) (3)	Peer Group Total Shareholder Return ($) (4)	Net Income ($mms)	ROE (%)

2023	13,864,066	2,579,459	6,128,795	1,678,651	69.02	104.68	(281.4)	(5.87)

2022	16,523,080	8,431,167	7,480,703	3,729,441	82.21	93.75	101.9	15.44

2021	16,197,278	25,081,973	7,490,761	11,605,582	118.36	124.11	336.4	31.12

2020	15,886,902	10,170,242	7,291,275	4,616,115	85.01	95.78	107.8	20.80

(1)
For 2023, the PEO is William J. McMorrow (Chairman and CEO) and other NEOs are Matt Windisch (President), Justin Enbody (Senior EVP, CFO), Kent Mouton (Senior Adviser, Former GC) and In Ku Lee (EVP, General Counsel). For 2020, 2021 and 2022, the PEO is William J. McMorrow (Chairman and CEO) and other NEOs are Matt Windisch (President), Justin Enbody (Senior EVP, CFO), Kent Mouton (EVP, GC) and Mary Ricks (Former President)

(2)
Compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the applicable fiscal year is calculated in accordance with SEC rules. The dollar amounts reported in the compensation actually paid column do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. A significant portion of the compensation actually paid amounts shown relate to changes in the values of unearned and/or vested awards over the course of the relevant year. These unvested awards remain subject to change in value based on our financial performance and changes in our stock price. Amounts in this column represent the “Total” compensation reported in the Summary Compensation Table for the PEO and the average “Total” compensation reported in the Summary Compensation Table for our other NEOs for the applicable year, with adjustments made to each year to determine compensation actually paid as shown in the table below:

Adjustments to Determine Compensation “Actually Paid” for PEO	2023

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable Year	$(8,934,017)

Increase based on ASC Topic 718 Fair Value of Awards Granted during Applicable Year that Remain Unvested as of Year-end, determined as of Year-end	$4,433,877

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Applicable Year-end of Awards Granted during Prior Year that were Outstanding and Unvested as of Applicable Year-end	$(1,912,915)

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Vesting Date of Awards Granted during Prior Year that Vested during Applicable Year	$348,072

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during 2023, determined as of 2022 FY End	$(5,219,625)

Total Adjustments	$(11,284,607)

Adjustments to Determine Compensation “Actually Paid” for Non-PEOs (Average)	2023

Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable Year	$(3,630,202)

Increase based on ASC Topic 718 Fair Value of Awards Granted during Applicable Year that Remain Unvested as of Year-end, determined as of Year-end	$1,878,107

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Applicable Year-end of Awards Granted during Prior Year that were Outstanding and Unvested as of Applicable Year-end	$(792,615)

Increase/Deduction for Change in ASC Topic 718 Fair Value from Prior Year-end to Vesting Date of Awards Granted during Prior Year that Vested during Applicable Year	$133,913

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during 2023, determined as of 2022 FY End	$(2,039,346)

Total Adjustments	$(4,450,143)

(3)
Reflects the cumulative TSR of the Company for the year ended December 31, 2020, the two years ended December 31, 2021, the three years ended December 31, 2022 and the four years ended December 31, 2023, assuming a fixed $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends

(4)
Reflects the cumulative TSR of the MSCI World Real Estate (GICS 1) Net Total Return Index for the year ended December 31, 2020, the two years ended December 31, 2021, the three years ended December 31, 2022 and the four years ended December 31, 2023, assuming a fixed $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends

54
/
Kennedy Wilson
/
Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS

Narrative Disclosure to Pay versus Performance Table
We believe the performance measures set forth in the following table represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023:
Tabular List of Important Financial Measures

Most Important Financial Measures for 2023

Recurring Cash Flow

Annual NOI Growth

Absolute TSR

Return on Equity

Relative TSR v. MSCI World Real Estate (GICS 1) Net Total Return Index
For additional details regarding our most important financial performance measures, please see our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.
Relationship between Compensation Actually Paid and Performance Metrics
Our compensation program is designed to support our strategic business plan and motivate management to drive long-term value creation for our stockholders. The majority of our NEOs’ compensation is comprised of equity awards for which the value is directly tied to changes in stock price. As illustrated in the below graphs, compensation actually paid to our NEOs (as set forth in the table above) is in direct alignment with our stock price performance and financial results as follows:

•
Although we delivered across key financial and operational metrics despite a challenging interest rate and capital markets environment, as illustrated below, our return on equity and net income results declined year-over-year

•
As a result of the strong alignment between our NEOs’ compensation and performance, compensation actually paid to our NEOs reflects more than a 70% decrease from reported 2023 summary compensation table amounts and more than a 55% decrease from compensation actually paid in 2022, which far exceeded the 21% decrease in our stock price

•
While a portion of this decrease in value can be attributed to stock price performance, the primary driver of this significant decline is a direct result of the rigor of our cash and equity incentives. Particularly, 0% of our Relative TSR Restricted Stock Unit Awards and 0% of the ROE Restricted Stock Units Awards were earned for the performance period ended December 31, 2023

Kennedy Wilson
/ Proxy Statement 2024 /
55

COMPENSATION DISCUSSION AND ANALYSIS

The following graphs further illustrate the alignment of compensation actually paid to our PEO and the average compensation actually paid to our other NEOs relative to (i) our ROE, (ii) net income, (iii) our absolute and relative TSR and (iv) the absolute and relative TSR of the MSCI World Real Estate (GICS 1) Net Total Return Index (the “MSCI World RE Index”), in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023:

56
/
Kennedy Wilson
/
Proxy Statement 2024

PROPOSAL 2

Advisory Vote on Executive Compensation (“Say-On-Pay Vote”)

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the advisory vote approving executive compensation.

Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for 2023, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2024 Annual Meeting:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

Our Board of Directors recommends that you vote FOR this resolution in support of our executive compensation program, which is intended to achieve the following:

•

Provide competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations using a pay-for-performance philosophy.

•

Align management and stockholder interests by tying compensation to, among other things, drive long-term value creation for stockholders, reflect feedback from our ongoing stockholder engagement, are aligned with our compensation philosophy and recognize our unique public company business model.

In addition, we believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•	Approximately 85% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

The majority of our NEOs’ compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our stock grants (including performance stock awards and retentive stock awards) require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

•

At our 2023 annual meeting, approximately 93% of votes cast were voted in favor of our say-on-pay vote, which affirms our stockholders’ support of our approach to executive compensation. During 2023, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices. Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. While this “say-on-pay” vote is advisory and will not be binding on the Company, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

The Board of Directors previously determined to hold a say-on-pay vote every year. Accordingly, unless the Board of Directors changes the frequency of our say-on-pay votes, the next advisory say-on-pay will be held at our 2025 annual meeting of stockholders.

Kennedy Wilson / Proxy Statement 2024 / 57

PROPOSAL 3

Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm

Required Vote

The affirmative vote of a majority of the votes cast and present in person or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2024.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2024 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

•	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

•	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

•	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

•	KPMG’s independence program and its processes for maintaining its independence;

•	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

•	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the Chairperson of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

58 / Kennedy Wilson / Proxy Statement 2024

PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2023 and 2022:

Fee Category	Fiscal 2023 Fees	Fiscal 2022 Fees

Audit Fees (1)	$2,757,000	$2,673,000

Audit-Related Fees (2)	—	—

Tax Fees (3)	—	—

All Other Fees (4)	—	—

	$2,757,000	$2,673,000

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)

Audit-related fees consist of fees for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements that are not reported in the audit fees line.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.
(4)	Other fees consist of the fees for products and services provided by KPMG, other than services reported in audit fees, audit-related fees or tax fees lines.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

Kennedy Wilson / Proxy Statement 2024 / 59

AUDIT COMMITTEE REPORT (1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (previously Auditing Standard No. 16), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

THE AUDIT COMMITTEE

David Minella (Chairperson)

Trevor Bowen

Norman Creighton

Stanley R. Zax

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

60 / Kennedy Wilson / Proxy Statement 2024

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 16, 2024 by (i) each person known to us to own beneficially more than 5% of our common stock (based on our review of the most recent Schedule 13D and 13G filings as of April 16, 2024); (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable under convertible securities held by that person (subject to certain conditions) are deemed outstanding. Such convertible securities, however, are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)

5% Stockholders:

Fairfax Financial Holdings Limited and affiliates(2)	31,320,470	19.9%

BlackRock, Inc.(3)	21,939,762	15.9%

The Vanguard Group(4)	18,065,894	13.1%

Eldridge Industries, LLC(5)	12,000,000	8%

State Street Corporation(6)	7,723,466	5.6%

Named Executive Officers, Directors and Director Nominees, and Executive Officers:

William J. McMorrow(7)	12,391,127	9.0%

Matt Windisch(8)	1,364,684	1.0%

Justin Enbody(9)	738,764	*

In Ku Lee(10)	223,565	*

Regina Finnegan(11)	86,941	*

Michael Pegler	102,996	*

Kent Mouton(12)	678,864	*

Todd Boehly(13)	12,061,000	8.1%

Richard Boucher(14)	51,821	*

Trevor Bowen	92,310	*

Wade Burton	40,677	*

Norman Creighton(15)	385,574	*

Cathy Hendrickson(16)	121,694	*

David A. Minella(17)	2,444,532	1.8%

Sanaz Zaimi	80,887	*

Stanley R. Zax	487,300	*

All executive officers and directors as a group (16 persons)	31,352,736%

*Less than 1%

(1)

Amount and applicable percentage of ownership is based on 137,915,040 shares of the Company’s common stock that were outstanding on April 16, 2024. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)

Fairfax Financial Holdings Limited, V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited and 12002574 Canada Inc. are deemed to share voting and dispositive power with respect to 31,320,470 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 29,248,389 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 21,609,039 shares of common stock. Brit Limited and Brit Insurance Holdings Limited are deemed to share voting and dispositive power with respect to 1,918,869 shares of common stock. Brit

Kennedy Wilson / Proxy Statement 2024 / 61

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Syndicates Limited is deemed to share voting and dispositive power with respect to 200,000 shares of common stock. Brit Reinsurance (Bermuda) Limited is deemed to share voting and dispositive power with respect to 1,718,869 shares of common stock. Odyssey US Holdings Inc. and Odyssey Group Holdings, Inc. are deemed to share voting and dispositive power with respect to 12,156,496 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 12,028,530 shares of common stock. Newline Holdings UK Limited is deemed to share voting and dispositive power with respect to 1,058,741 shares of common stock. Newline Corporate Name Limited is deemed to share voting and dispositive power with respect to 804,925 shares of common stock. Newline Insurance Company Limited is deemed to share voting and dispositive power with respect to 253,816 shares of common stock. Crum & Forster Holdings Corp. and United States Fire Insurance Company are deemed to share voting and dispositive power with respect to 4,641,526 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 2,320,763 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 670,822 shares of common stock. Resolution Group Reinsurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 4,132,195 shares of common stock. Northbridge Financial Corporation is deemed to share voting and dispositive power with respect to 3,877,772 shares of common stock. 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd and Allied World Assurance Holdings (Ireland) Ltd are deemed to share voting and dispositive power with respect to 8,838,257 shares of common stock. Allied World Assurance Holdings (U.S.) Inc. and Allied World Insurance Company are deemed to share voting and dispositive power with respect to 8,221,354 shares of common stock. AW Underwriters Inc. and Allied World Specialty Insurance Company are deemed to share voting and dispositive power with respect to 2,189,395 shares of common stock. Allied World Surplus Lines Insurance Company is deemed to share voting and dispositive power with respect to 664,940 shares of common stock. Allied World Assurance Company (U.S.) Inc. is deemed to share voting and dispositive power with respect to 996,104 shares of common stock. Fairfax (Barbados) International Group, Wentworth Insurance Company Ltd. and Allied World Assurance Company (Europe) DAC are deemed to share voting and dispositive power with respect to 616,903 shares of common stock. The address of the holders is c/o Fairfax Financial Holdings Limited, 95 Wellington Street, Suite 800, Toronto, Ontario, Canada, M5J 2N7. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on December 8, 2023. Also consists of (i) 13,043,478 shares of common stock issuable upon exercise of 13,043,478 warrants held by Zenith Insurance Company, Odyssey Reinsurance Company, Trustees of Newline Syndicate 1218, Newline Insurance Company Limited, United States Fire Insurance Company, The North River Insurance Company and Northbridge General Insurance Corporation, each of which are also holders of, in the aggregate, 300,000 shares of our 4.75% Series B Cumulative Perpetual and Preferred Stock (“Series B Stock”) registered and held by the same and (ii) 12,338,062 shares of common stock issuable upon exercise of 12,338,062 warrants held by Wentworth Insurance, CRC Reinsurance Limited, Northbridge Financial Corporation, United States Fire Insurance Company, The North River Insurance Company, Zenith Insurance Company, Allied World Assurance Company Europe, Allied World Insurance Company (HWIC), Allied World Specialty Insurance Company, Odyssey Reinsurance Company, Trustees of Newline Syndicate 1218, Newline Insurance Company Limited and Brit Reinsurance (Bermuda) Limited, each of which are also holders of, in the aggregate, 200,000 shares of our 6.00% Series C Cumulative Perpetual and Preferred Stock (“Series C Stock”) registered and held by the same. Series B Holders may only be deemed to be the holder of record of the number of shares of common stock equal to the whole number of shares of common stock that such Series B Holder would have been entitled to receive upon exercise of all of such Series B Holder’s warrants to acquire common stock outstanding as of the Record Date. Prior to obtaining the “Requisite Stockholder Approval” (as defined in the Certificate of Designations for the Series C), such Series C holders will not have the right to vote to the extent, and only to the extent, that such right to vote would result in such holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Series C holder, having voting power in excess of nineteen and nine tenths percent (19.9%) of the then-outstanding shares of the Company’s common stock. As of December 31, 2023, the exercise price of the warrants was $23.00 per share for the Series B Stock and $16.21 per share for the Series C Stock, in each case subject to further adjustments in certain circumstances. The above description is based on information provided to us in connection with the issuances of the Series B Preferred Stock and warrants and the Series C Preferred Stock and warrants, in addition to a Schedule 13D/A filed with the SEC on December 8, 2023.

(3)	The address of the holder is 50 Hudson Yards, New York, New York 10001. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on January 22, 2024.
(4)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 13, 2024.
(5)

Consists of 12,000,000 shares of common stock issuable upon conversion of 300,000 shares of our outstanding 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) registered and held by Security Benefit Life Insurance Company (“Security Benefit Life”), without taking into effect any adjustments. Security Benefit Life is indirectly controlled by Eldridge Industries. Mr. Todd L. Boehly is the indirect controlling member of Eldridge Industries, and, in such capacity, may be deemed to have voting and dispositive power with respect to the Series A Preferred Stock that is beneficially owned by Security Benefit Life, and the shares of common stock issuable upon conversion of such Series A Preferred Stock. As of December 31, 2023, the conversion price of the Series A Preferred Stock was $25.00 per share, subject to further adjustments in certain circumstances. The above description is based on information provided to us in connection with the issuance of the Series A Preferred Stock and a Schedule 13D/A filed with the SEC on February 2, 2023.

(6)

The address of the holder is State Street Financial Center, 1 Congress Street, Suite 1, Boston, Massachusetts 02114-2016. The information contained herein is based solely upon a Schedule 13G filed with the SEC on January 24, 2024.

(7)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 767,357 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Includes 8,499,517 shares of common stock held by the William J. McMorrow Revocable Trust. Does not include performance-based restricted stock units that were granted to Mr. McMorrow. For additional details see “Outstanding Equity Awards at 2023 Fiscal Year-End.

(8)	Does not include performance-based restricted stock units that were granted to Mr. Windisch. For additional details see “Outstanding Equity Awards at 2023 Fiscal Year-End.
(9)	Does not include performance-based restricted stock units that were granted to Mr. Enbody. For additional details see “Outstanding Equity Awards at 2023 Fiscal Year-End.

62 / Kennedy Wilson / Proxy Statement 2024

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

(10)	Does not include performance-based restricted stock units that were granted to Mr. Lee. For additional details see “Outstanding Equity Awards at 2023 Fiscal Year-End.
(11)	Includes 44,163 shares of common stock held by The Finnegan Family Trust, of which Ms. Finnegan and her spouse are trustees.
(12)	Does not include performance-based restricted stock units that were granted to Mr. Mouton. For additional details see “Outstanding Equity Awards at 2023 Fiscal Year-End.
(13)	Consists of 61,000 shares of common stock held by Mr. Todd L. Boehly and the shares of common stock referred to in footnote 5 above.
(14)	Consists of 24,000 shares of common stock held by Mr. Boucher’s Pension Retirement Fund.
(15)	Includes 20,000 shares of common stock beneficially owned by Mr. Creighton’s spouse. Mr. Creighton disclaims beneficial ownership of the shares owned by his spouse.
(16)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.
(17)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

Kennedy Wilson / Proxy Statement 2024 / 63

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly. All such matters discussed below have been approved by our audit committee.

As noted above in the discussion on independence of our directors, Mr. Boehly is the Chairman of Eldridge Industries. The Company is party to a stock purchase agreement with certain of the Eldridge Industries Entities (as defined below) whereby the Company has issued shares of perpetual convertible preferred stock of the Company (the “Series A Preferred Stock”) in exchange for approximately $300 million in proceeds. Mr. Boehly also directly or indirectly has an excess of 10% equity interest in Eldridge Industries, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Industries Entities”), all of which are involved in transactions (“KW/Eldridge Industries JVs”) with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to Eldridge Industries Entities or Eldridge Industries Entities may make to the KW Entities. In the fiscal year ended December 31, 2023, the KW Entities paid certain of the Eldridge Industries Entities a total of approximately $17.3 million in dividends related to the Series A Preferred Stock and certain of the Eldridge Industries Entities paid the KW Entities a total of approximately $3.8 million in management fees and one-time acquisition fees related to the KW/Eldridge JVs. Also, in 2023, a KW Entity extended a short-term (maturity date of July 1, 2024 and interest rate of 12%) partner loan, the balance of which was approximately €860,000 as of December 31, 2023, with an expected maximum balance of €1.5 million, to an Eldridge Industries Entity (an entity affiliated with Cain International) in accordance with the terms of the joint venture agreement with respect to a KW/Eldridge Industries JV to cover certain of such Eldridge Industries Entity’s capital calls. The Company also paid certain Eldridge Industries Entities approximately $1.8 million in interest related to their respective holdings of our Bonds as discussed above. In addition, Anthony D. Minella is Co-Founder, Partner and President of Eldridge Industries and is the son of David Minella.

Additionally, as noted above in the discussion on the independence of our directors, Mr. Burton is the President and Chief Investment Officer of HWIC, a wholly-owned subsidiary of Fairfax. As of April 18, 2023, Fairfax and certain of its affiliates held approximately 26 million shares of the Company’s common stock (which includes 25,381,540 warrants to purchase the Company’s common stock as described below). On March 8, 2022, the Company issued to certain affiliates of Fairfax (i) 300,000 shares of Series B Preferred Stock and (ii) 13,043,478 warrants to purchase 13,043,478 shares of common stock of the Company for gross proceeds of $300 million. On June 16, 2023, the Company issued to certain affiliates of Fairfax (i) 200,000 shares of Series C Preferred Stock and (ii) 12,338,062 warrants to purchase 12,338,062 shares of common stock of the Company for gross proceeds of $200 million. HWIC served as the investment manager for each Fairfax purchaser under the Securities Purchase Agreements on both transactions. Additionally, certain Fairfax Entities and KW Entities are also party to certain real estate and real estate debt transactions that may involve various fees and interest payments which the KW Entities may make to the Fairfax Entities or the Fairfax Entities may make to the KW Entities. In the fiscal year ended December 31, 2023, the KW Entities paid certain of the Fairfax Entities a total of approximately $20.8 million in dividends related to the Series B Preferred Stock and Series C Preferred Stock and certain of the Fairfax Entities paid KW Entities a total of approximately $20.7 million in management fees for such transactions and certain of the KW Entities paid the Fairfax Entities a total of approximately $24.9 million in interest on certain loans whereby the Company are borrowers under secured mortgages.

64 / Kennedy Wilson / Proxy Statement 2024

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2025 must submit such proposal to the Company no later than December 27, 2024; provided, however, that in the event the 2025 Annual Meeting is held more than 30 days prior to or after June 6, 2025, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2025 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2025. In connection with our annual meeting of stockholders in 2024, we will file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitor of proxies for that meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of proxy materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this Proxy Statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this Proxy Statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this Proxy Statement or Notice of Internet Availability of proxy materials, please notify your broker and the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. You can also obtain a copy at https://www.cstproxy.com/kennedywilson/2023. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this Proxy Statement can notify their broker or the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Kennedy Wilson / Proxy Statement 2024 / 65

OTHER MATTERS

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this Proxy Statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 26, 2024. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Executive Vice President, General Counsel and Secretary
April 26, 2024

66 / Kennedy Wilson / Proxy Statement 2024

APPENDIX A

Certain Definitions and Reconciliation of Non-GAAP Financial Measures and Forward-Looking Statements

“Adjusted EBITDA” represents net income before interest expense, loss on early extinguishment of debt, our share of interest expense included in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, provision for income taxes, our share of taxes included in unconsolidated investments, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests.

Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Baseline EBITDA” represents total consolidated revenues, total consolidated rental and hotel expenses, and KW’s share of net operating income from its unconsolidated investments, excluding share-based compensation and net of non-controlling interest.

“Estimated annual NOI” is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable). The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. For assets wholly-owned and fully occupied by KW, the Company provides an estimated NOI for valuation purposes of $4.3 million, which includes an assumption for applicable market rents. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2023, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2023 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period. Please also see the definition of “Net operating income” below.

“Fee-Bearing Capital” represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Net operating income” or “NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates.

“Real Estate Assets Under Management” (“AUM”) generally refers to the properties and other assets with respect to which the Company provides (or participates in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. AUM is principally intended to reflect the extent of the Company’s presence in the real estate market, not the basis for determining management fees. AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by the Company or held by joint ventures and other entities in which its sponsored funds or investment vehicles and client accounts have invested. The estimated value of development properties is included at estimated completion cost. The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate

Kennedy Wilson / Proxy Statement 2024 / A-1

APPENDIX A

settlement of the asset or liability (particularly given the ongoing macroeconomic conditions such as, but not limited to, recent adverse developments affecting regional banks and other financial institutions, high inflation and central banks raising interest rates to curtail high inflation continue to fuel recessionary fears). Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments.

“Return on Equity” or “ROE” is defined on page 40 of this Proxy Statement.

“Same property” refers to stabilized consolidated and unconsolidated properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared. This analysis excludes properties that during the comparable periods (i) were acquired, (ii) were sold, (iii) are either under development or undergoing lease up or major repositioning as part of the Company’s asset management strategy, (iv) were investments in which the Company holds a minority ownership position, and (v) certain non-recurring income and expenses. The analysis only includes Office, Multifamily and Hotel properties, where applicable. To derive an appropriate measure of operating performance across the comparable periods, the Company removes the effects of foreign currency exchange rate movements by using the reported period-end exchange rate to translate from local currency into the U.S. dollar, for both periods. Amounts are calculated using Kennedy Wilson’s ownership share in the Company’s consolidated and unconsolidated properties. Management evaluates the performance of the operating properties the Company owns and manages using a “same property” analysis because the population of properties in this analysis is consistent from period to period, which allows management and investors to analyze (i) the Company’s ongoing business operations and (ii) the revenues and expenses directly associated with owning and operating the Company’s properties and the impact to operations from trends in occupancy rates, rental rates and operating costs. Same property metrics are widely recognized measures in the real estate industry, however, other publicly-traded real estate companies may not calculate and report same property results in the same manner as the Company.

A reconciliation of Estimated Annual NOI as of December 31, 2023 ($ in millions) is presented below:

Rental Revenues	$99.7

Hotel Revenues	14.4

Rental (Expenses)	(38.9)

Hotel (Expenses)	(10.5)

Loans and other	9.1

Consolidated NOI	$73.8

Adjustments:

Non-controlling interest	(1.7)

NOI from Unconsolidated investments (KW Share)	44.5

Property-Level NOI - Q4-23 (KW Share)(1)	$116.6

Adjustments

Assets acquired and disposed (net)	(0.2)

Lease-up and development portfolio	3.6

Hotel operations	1.4)

Assets owned and occupied by Kennedy Wilson	1.3

Amortization of above/below market leases (net)	(0.3)

Straight-line and free rent (net)	2.9

Non-recurring income/expense, FX, and other	(2.3)

Q4-23 Estimated NOI	$123.0

Estimated Annual NOI - December 31, 2023	$491.9

A-2 / Kennedy Wilson / Proxy Statement 2024

APPENDIX A

A reconciliation of Estimated Annual NOI as of December 31, 2022 ($ in millions) is presented below:

Rental Revenues	$110.5

Hotel Revenues	13.7

Rental (Expenses)	(40.5)

Hotel (Expenses)	(9.0)

Loans and other	3.7

Consolidated NOI	$78.3

Adjustments:

Non-controlling interest	(2.0)

NOI from Unconsolidated investments (KW Share)	39.4

Property-Level NOI - Q4-22 (KW Share)(1)	$115.7

Adjustments

Assets acquired and disposed (net)	(0.6)

Lease-up and development portfolio	0.3

Hotel operations	(0.3)

Assets owned and occupied by Kennedy Wilson	1.4

Amortization of above/below market leases (net)	(0.5)

Straight-line and free rent (net)	2.8

Non-recurring income/expense, FX, and other	3.8

Q4-22 Estimated NOI	$122.6

Estimated Annual NOI - December 31, 2022	$490.7

(1)	See below for reconciliation of Property-Level NOI to Net Income.

Kennedy Wilson / Proxy Statement 2024 / A-3

APPENDIX A

A reconciliation of same property as of December 31, 2023 and December 31, 2022 ($ in millions) is presented below:

	Year Ended December 31, 2023		Year Ended December 31, 2022
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI (Net Effective)(6)(7)
Rental Revenues	$415.3	$415.3	$434.9	$434.9
Hotel Revenues	57.1	57.1	46.9	46.9
Rental (Expenses)	—	(152.6)	—	(151.2)
Hotel (Expenses)	—	(37.9)	—	(29.5)

Consolidated Total	472.4	281.9	481.8	301.1
Less: NCI adjustments (1)	(12.2)	(7.4)	(11.8)	(7.1)
Add: Unconsolidated investment adjustments (2)	182.3	128.7	173.3	124.7
Add: Above/below market rents (6)	(1.8)	(1.8)	(3.6)	(3.6)
Less: Reimbursement of recoverable operating expenses	(33.2)	—	(28.3)	—
Less: Properties bought and sold (3)	(56.1)	(38.6)	(82.1)	(59.3)
Less: Other properties excluded (4)	(110.9)	(53.0)	(103.3)	(54.8)
Other Reconciling Items (5)	(1.1)	3.4	(2.3)	4.2

Same Property	$439.4	$313.2	$423.7	$305.2

	Year Ended December 31, 2023		Year Ended December 31, 2022
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI (Net Effective)(6)(7)
Office - Same Property	$108.4	$93.4	$107.3	$92.6
Multifamily Market Rate Portfolio - Same Property	272.2	180.9	262.2	175.8
Multifamily Affordable Portfolio - Same Property	58.8	38.9	54.2	36.8

Same Property	$439.4	$312.2	$423.7	$305.2
Straight-line rent adjustment (net)	(1.3)	(1.3)	(2.7)	(2.7)
Same Property (Excluding Straight-Line Rents)	$438.1	$311.9	$412.0	$302.5

(1)	Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2)	Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3)	Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4)	Represents properties excluded from the same property population that were not stabilized during the applicable periods, or retail or industrial properties.
(5)

Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages and certain non-recuring income and expenses.

(6)	Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.
(7)	Please see below for a reconciliation of Same Property NOI (Net Effective) to its closest GAAP measure.

A-4 / Kennedy Wilson / Proxy Statement 2024

APPENDIX A

A reconciliation of same property NOI (Net Effective) to Net Income as of December 31, 2023 and December 31, 2022 ($ in millions) is presented below:

	Same Property – NOI (Net Effective)(6) For the Year Ended December 31,
	2023	2022
Net Income	$(281.4)	$(101.9)
Less: Investment management fees	(61.9)	(44.8)
Less: Property service fees	(2.2)	(1.7)
Less: Loans and other	(26.1)	(11.7)
Less: Total Income from unconsolidated investments	252.8	(178.4)
Less: Gain on sale of real estate, net	(127.6)	(103.7)
Add: Compensation and related	139.4	140.3
Add: Performance allocation compensation	(15.1)	(4.3)
Add: General and administrative	35.7	37.2
Add: Depreciation and amortization	157.8	172.9
Add: Interest Expense	259.2	220.8
Add: Gain (loss) on early extinguishment of debt	1.6	(27.5)
Less: Other income (loss)	5.0	(36.1)
Add: Provision for income taxes	(55.3)	36.2
Less: NCI adjustments (1)	(7.4)	(7.1)
Add: Unconsolidated investment adjustments (2)	128.7	124.7
Add: Above/below market rents (6)	(1.8)	(3.6)
Less: Properties bought and sold (3)	(38.6)	(59.3)
Less: Other properties excluded (4)	(53.0)	(54.8)
Other Reconciling Items (5)	3.4	4.2

Same Property NOI (Net Effective)	$312.2	$305.2

	Same Property – NOI (Net Effective)(6) For the Year Ended December 21,
Same Property (Reported)	2023	2022
Office - Same Property	$93.4	$92.6
Multifamily Market Rate Portfolio - Same Property	180.9	175.8
Multifamily Affordable Portfolio - Same Property	38.9	36.8

Same Property NOI (Net Effective) (Reported)	$312.2	$305.2
Straight-line rent adjustment (net)	(1.3)	(1.3)
Same Property NOI (Excluding Straight-Line Rents)	$311.9	$302.5

(1)	Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2)	Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3)	Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4)	Represents properties excluded from the same property population that were not stabilized during the applicable period, or retail or industrial properties.
(5)

Represents other properties excluded from the same property population that were not classified as a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

(6)	Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.

Kennedy Wilson / Proxy Statement 2024 / A-5

APPENDIX A

A reconciliation of Baseline EBITDA to Net Income as of December 31, 2023 and December 31, 2022 ($ in millions) is presented below:

	Baseline EBITDA For the Year Ended December 31,
	2023	2022
Net (loss) income	$(281.4)	$(101.9)
Less: Total Income from unconsolidated investments	252.8	(178.4)
Less: Gain (loss) on sale of real estate, net	(127.6)	(103.7)
Add: Share-based compensation	34.5	29.0
Add: Performance allocation compensation	(15.1)	(4.3)
Add: Depreciation and amortization	157.8	172.9
Add: Interest expense	259.2	220.8
Add: Gain (loss) on early extinguishment of debt	1.6	(27.5)
Less: Other income (loss)	5.0	(36.1)
Add: Benefit from (provision for) income taxes	(55.3)	36.2
Less: Non-controlling interest (1)	(7.6)	(6.9)
Add: NOI from unconsolidated investments (KW Share) (2)	168.3	157.6
Add: Fees eliminated in consolidation (3)	0.3	0.4

Baseline EBTIDA	$392.5	$361.9

(1)	Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2)	Represents Kennedy Wilson’s pro-rata share of unconsolidated joint-ventures.
(3)	Represents fees recognized in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders.

A reconciliation of Adjusted EBITDA to Net Income as of December 31, 2023 and December 31, 2022 ($ in millions) is presented below:

	Baseline EBITDA For the Year Ended December 31,
	2023	2022
Net (loss) income	$(281.4)	$(101.9)

Non-GAAP adjustments:	252.8	(178.4)
Add back (less):	(127.6)	(103.7)
Interest Expense	259.2	220.8
Loss (gain) on early extinguishment of debt	1.6	(27.5)
Kennedy Wilson’s share of interest expense included in unconsolidated investments	99.1	60.2
Depreciation and amortization	157.8	172.9
Kennedy Wilson’s share of taxes include din unconsolidated investments	3.2	3.5
(Benefit from) provision for income taxes	(55.3)	36.2
Kennedy Wilson’s share of taxes included in unconsolidated investments	0.1	2.7
Share-based compensation	34.5	29.0
EBITDA attributable to noncontrolling interests	(29.0)	(8.2)

Adjusted EBTIDA	$189.8	$591.5

A-6 / Kennedy Wilson / Proxy Statement 2024

APPENDIX A

Forward-Looking Statements

Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding ESG matters and regarding our compensation philosophy and our compensation program. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “may,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties may include the factors and the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the “SEC”), including the Item 1A. “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023, as amended by our subsequent filings with the SEC. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

Kennedy Wilson / Proxy Statement 2024 / A-7

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William J. McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned as of the close of business on April 16, 2024 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Thursday, June 6, 2024, at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR Proposals 1, 2 and 3.

This proxy when properly executed will be voted as indicated. If no contrary indication is made, the proxy will be voted in favor of electing the four nominees to the Board of Directors, and in favor of Proposals 2 and 3, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the Annual Meeting. This proxy is solicited on behalf of the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 6, 2024

Our Annual Report to Stockholders and the Proxy Statement

Are Available at https://www.cstproxy.com/kennedywilson/2024

(Continued and To Be Signed on the Reverse Side.)

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ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

June 6, 2024

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, A VOTE “FOR” PROPOSALS NO. 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

Richard Boucher	For ☐	Against ☐	Abstain ☐
Norman Creighton	For ☐	Against ☐	Abstain ☐
William J. McMorrow	For ☐	Against ☐	Abstain ☐
Kent Mouton	For ☐	Against ☐	Abstain ☐

2. PROPOSAL NO. 2

To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.	For ☐	Against ☐	Abstain ☐

3. PROPOSAL NO. 3

To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2024 fiscal year.	For ☐	Against ☐	Abstain ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

2

Signature of Stockholder:        Date:        Signature of Stockholder:        Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.

3